Execution version

DATED 21 November 2014

(1) MUELLER EUROPE LIMITED

and

(2) TRAVIS PERKINS PLC

___________________________________________

SHARE PURCHASE AGREEMENT

relating to the shares in the capital of Mueller Primaflow Limited

___________________________________________

SHOOSMITHS

Ref. LFK.KVS.M-00106659

TABLE OF CONTENTS

1	INTERPRETATION	1
2	SALE AND PURCHASE OF THE SHARES	9
3	WARRANTIES	10
4	TITLE WARRANTIES	11
5	PROTECTION OF GOODWILL	11
6	GUARANTEES	13
7	CONFIDENTIAL INFORMATION	13
8	ANNOUNCEMENTS	13
9	COSTS	14
10	EFFECT OF COMPLETION	14
11	FURTHER ASSURANCE	14
12	ENTIRE AGREEMENT	14
13	VARIATIONS, WAIVER AND INVALIDITY	15
14	NOTICES	15
15	COUNTERPARTS	16
16	GENERAL	16
17	GOVERNING LAW AND JURISDICTION	18
	SCHEDULE 1 PART 1 – PARTICULARS OF THE COMPANY	19
	SCHEDULE 1 PART 2 – PARTICULARS OF THE SUBSIDIARIES	20
	SCHEDULE 2 PART 1 – THE PROPERTIES	25

Execution version

THIS SHARE SALE and PURCHASE AGREEMENT is made on

BETWEEN

1.	MUELLER EUROPE LIMITED, a company incorporated in England and Wales (company number 03316088) whose registered office is at Oxford Street, Bilston, West Midlands, WV14 7DS (the “Seller”); and

2.	TRAVIS PERKINS PLC, a company incorporated in England and Wales (company number 00824821) whose registered office is at Lodge Way House, Lodge Way, Harleston Road, Northampton, NN5 7UG (the “Buyer”).

BACKGROUND

(A)
Mueller Primaflow Limited, (company number 02662075), has at the date of this Agreement a share capital of 20,000 ordinary shares of £1.00 which are fully paid or credited as fully paid and are owned by the Seller.

(B)	The Seller has agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares.

The parties agree as follows:

1	INTERPRETATION

1.1	In this Agreement (unless the context otherwise requires) the following definitions apply:

“Accounts”
the audited financial statements of each Group Company comprising the balance sheet and profit and loss account of the Company and the balance sheet and profit and loss account of each of the Subsidiaries, together with the notes thereon, directors’ report and (where relevant) auditor’s certificate, as at and for the financial period ended on the Last Accounts Date, a copy of which are included in the Disclosure Documents;

“Anti-Corruption Laws”
any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the Bribery Act 2010 and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Anti-Terrorism and Anti-Money Laundering Laws”
any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering Regulations 2007;

“Bilston Lease”
the lease in the agreed terms to be entered into on the date of this Agreement between the Company and the Seller relating to the Company’s lease of part of the premises owned by the Seller at Oxford Street, Bilston, West Midlands, WV14 7DS;

“Business”
the business of importing and/or wholesaling and/or distributing of plumbing and heating fittings, valves, taps, boilers, radiators and ancillary plumbing and bathroom equipment and the sale of copper tubes to the merchant market as carried on by the Company as at the Completion Date;

“Business Day”	any day (other than a Saturday or Sunday) on which banks are generally open for business in the City of London for the transaction of normal sterling banking business;
“Buyer’s Group”
the Buyer, a subsidiary or holding company for the time being of the Buyer and any subsidiary for the time being of any such holding company of the Buyer and any reference to “a member of the Buyer’s Group” shall be construed accordingly;

“Buyer's Solicitors”	Shoosmiths LLP of Apex Plaza of Forbury Road, Reading, Berkshire, G1 1SH, ref: 091012.25;
“Claim”	a Warranty Claim or a Tax Claim;
“Company”	Mueller Primaflow Limited, particulars of which are contained in part 1 of Schedule 1;
“Company Intellectual Property”	Intellectual Property owned, used, held or licensed by the Group;
“Competition Law”
the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices and the control of acquisitions and mergers (including, but not limited to, the Chapter I and Chapter II prohibitions under the Competition Act 1998, the Article 101 and Article 102 prohibitions under the Treaty on the Functioning of the European Union and the cartel offence in Part 6 of the Enterprise Act 2002 as amended);

“Completion”	the completion of the sale and purchase of the Shares in accordance with clause 2.5;
“Completion Accounts”
the consolidated balance sheet and profit and loss account of the Group as at the Completion Date and for the period from the Last Accounts Date down to and including the Completion Date, prepared in accordance with the provisions of Schedule 7;

“Completion Date”	the date of this Agreement;
“Confidential Information"
all information not at present in the public domain used in or otherwise relating to the Business or the technology, customers or financial or other affairs of any Group Company (including future plans);

“Consideration”	the consideration payable for the Shares as provided for in clause 2.3;
“Covenant Claim”	has the meaning given in part 1 of Schedule 4;
“CTA 2010”	the Corporation Tax Act 2010;
“Data Room Information”	the documents made available prior to the date of this Agreement to the Buyer by way of an online data room facility and a CD Rom containing such documents is annexed to the Disclosure Letter
“Disclosed”
fairly disclosed in the Disclosure Letter with sufficient detail to enable the Buyer (a) to understand the nature and scope of the fact, matter, event or circumstance; and (b) to make a reasonably informed assessment of the fact, matter, event or circumstance and its significance to the Group;

“Disclosure Documents”
the documents from the Data Room Information which are described in paragraph 2 of the Disclosure Letter and those which are specifically cross referred to in paragraph 3 of the Disclosure Letter together with those additional hard copy documents which are listed in the schedule of documents annexed to the Disclosure Letter and which have been delivered to the Buyer with the Disclosure Letter;

“Disclosure Letter”	the letter in the agreed terms from the Seller to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement and including the Disclosure Documents;
“Employment Laws”
all and any international, European Union or national laws, common law, statutes, directives, bye-laws, orders, regulations or other subordinate legislation, notices, codes of practice, guidance notes, judgments or decrees, relating to or connected with (1) the employment of employees and/or their health and safety at work or (2) the use of or engagement of temporary workers, agency workers or other individual workers where the relationship is not one of employment or their health and safety at work or (3) the relations between the Company and any trade union, staff association, works counsel, information and consultation forum or other body representing employees or workers;

“Encumbrance”
any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, restriction, right of pre-emption, assignment by way of security, reservation of title, trust, set-off, claim, third party interest or right (legal or equitable) or other encumbrance or security interest of any kind however created or arising and any other agreement or arrangement (including a sale and re-purchase arrangement) having similar effect;

“Environment”
the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground and water in drains and sewers) and any living organisms (including man) or systems supported by those media;

“Environmental Laws”
all and any international, European Union or national laws, common law, statutes, directives, bye-laws, orders, treaties, regulations or other subordinate legislation, notices, codes of practice, circulars, guidance notes, judgments, decrees or instructions or decisions of any competent regulatory body in force from time to time so far as legally binding, relating to the pollution or protection of the Environment (including human health and safety);

“Environmental Permits”	all legally necessary Permits, including any conditions thereof required under any Environmental Laws for the operation of the Business;
“Event”	has the meaning given in part 1 of Schedule 4;
“Group”	the Company and the Subsidiaries and “Group Company” means any one of them;
“Guarantee”
any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“Hazardous Items”	any substance of whatever nature which could cause harm to the Environment;
“Intellectual Property”
patents, supplementary protection certificates, petty patents, utility models and any other rights to inventions; copyright, moral rights and related rights; trade marks and trade names, service marks, rights in domain names, rights in get-up, rights to goodwill or to bring claims for passing off or unfair competition; rights in designs; database rights; rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world;

“Initial Consideration”
the sum of fifteen million, five hundred and nineteen thousand pounds (£15,519,000) which for the avoidance of doubt has been calculated as follows:
£15,000,000
less the amount by which the Estimated Working Capital is less than the Target Working Capital;
plus the Estimated Net Cash
(as each such expression is defined in Schedule 7);

“Inter-Company Debt”
the amount  (if any) owing by the Group to the Seller and its Related Companies (other than the Group Companies) as at Completion but excluding any trading balances arising in the ordinary course of business of the Company;

“IT Contracts”
all arrangements and agreements under which any third party provides any element of, or services relating to, the IT Systems, including without limitation leasing, hire-purchase, licensing (including without limitation content, open source and webwrap licences), support, maintenance, services, development, design and escrow agreements;

“IT Systems”
all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) and software (including associated preparatory materials, user manuals and other associated documentation) together with all related object and source codes and databases  owned, used, leased or licensed by or to the Company;

“Last Accounts Date”	31 December 2013;
“Management Accounts”	the unaudited accounts of the Company for the 10 periods ended 25 October 2014, a copy of which is in the Disclosure Documents;
“Material Customers”
those 10 customers whose names are set out in Appendix 4 to the Disclosure Letter, who during the period which commenced on 1 January 2014 and ended on 25 October 2014 were the 10 customers which the Company invoiced the most;

“Material Suppliers”
those 10 suppliers whose names are set out in document 14.7 in the Elbow File Room within the Data Room Information who during the period which commenced on 1 January 2014 and ended on 25 October 2014 were the 10 suppliers which invoiced the Company the most;

“Permit”
a permit, licence, consent, approval, permission, exemption, certificate, qualification, specification, registration and other authorisation and a filing of a notification report or assessment necessary in any jurisdiction for the legal operation of the Business;

“Properties”	the properties owned, leased or occupied by the Company, short particulars of which are set out in part 1 of Schedule 2;
“Property Documents”	all title documents and other documents relating to the Properties, as listed in part 2 of Schedule 2;
“Proprietary Software”	software developed entirely by employees of a Group Company or software where the whole of the Intellectual Property in the Software has been assigned to a Group Company;
“Related Company”
in relation to any party which is a company, its holding companies and the subsidiaries, subsidiary undertakings and associated companies from time to time of that company and its holding companies, all of them and each of them as the context admits and “Related Companies” shall be construed accordingly;

“Relevant Account”	the client account of the Seller’s Solicitors at Nat West, Leeds City Office, 8 Park Row, Leeds, LS1 2QS with account number 00018988 and sort code 60-60-05;
“Seller’s Solicitors”	Eversheds LLP of 115 Colmore Row, Birmingham, B3 3AL;
“Senior Employee”
any employee of the Company likely (in the reasonable opinion of the Buyer) to be:
a) in possession of Confidential Information relating to; or

b) able to influence the customer relationships or connections of; or

c) able to influence the technology or inventions of; or

d) occupying a senior management position with,

the Company or any Group Company;

“Shares”
the 20,000 ordinary shares of £1.00 each in the capital of the Company, all of which have been issued and are fully paid and which constitute the entire issued share capital of the Company (each a “Share”);

“Subsidiaries”	all those companies particulars of which are contained in part 2 of Schedule 1;
“Tax” or “tax”	has the meaning given in part 1 of Schedule 4;
“Tax Authority”	has the meaning given in part 1 of Schedule 4;
“Tax Claim”	a Covenant Claim or a claim under the Tax Warranties (as the case may be);
“Tax Covenant”	the covenant in respect of Tax in part 1 of Schedule 4;
“Tax Warranties”	the warranties set out in part 2 of Schedule 4;
“Territory”	the United Kingdom;
“Title Warranties”	the warranties, contained in clause 4.1, and the warranty and representation contained in clause 4.2;
“Transaction Documents”	has the meaning given in clause 12.1.1;
“Transitional Services Agreement”	the agreement in the agreed terms to be entered into on the date of this Agreement between the Company and the Seller;
“TUPE”	the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended);
“Warranty Claim”	a claim for breach of a Warranty other than the Title Warranties; and
“Warranties”	the warranties set out in clause 3, Schedule 3 and part 2 of Schedule 4 and "Warranty" means any of them.

1.2	In this Agreement, unless otherwise specified, reference to:

1.2.1
a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that Act and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

a)	another person (or its nominee), whether by way of security or in connection with the taking of security; or

b)	its nominee;

1.2.2
a person being “connected” with another shall be determined in accordance with sections 1122 and 1123 of CTA 2010 or sections 993 to 994 of the Income Tax Act 2007, as appropriate (except that in construing sections 1122 and 1123 of CTA 2010 “control” has the meaning given by section 1124 or section 450 of CTA 2010 so that there is control whenever section 1124 or 450 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 requires);

1.2.3	a document in the “agreed terms” is a reference to that document in the form approved by the Buyer and the Seller and initialled by, or on behalf of, each of them for the purpose of identification;

1.2.4	“writing” includes any methods of representing words in a permanent legible form excluding e-mail (other than writing on an electronic or visual display screen or other transitory form);

1.2.5
any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.6
a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7
a “person” includes any natural person, individual, company, firm, corporation, partnership, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8	the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.9	a statute, statutory provision or subordinate legislation (“legislation”) accounting standard or EC Directive shall be construed as referring to:

a)
such legislation accounting standard or EC Directive as amended and in force for the time being and to any legislation, accounting standard or EC Directive which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation, accounting standard or EC directive; and

b)	any former legislation, accounting standard or EC Directive which it re-enacts, consolidates or enacts in rewritten form or supersedes,

1.3	In this Agreement:

1.3.1	(unless otherwise specified) reference to “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and schedules to this Agreement;

1.3.2	the Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules; and

1.3.3	the table of contents, and the headings are for information only and shall not affect the interpretation of this Agreement.

1.4
In this Agreement, unless otherwise specified any statement qualified by reference to the Seller’s state of knowledge, belief or awareness shall be deemed to include an additional statement that it has been made after reasonable enquiry by the Seller of the following individuals namely Mark Millerchip, Peter Marsh, Joe Hardy (in respect of tax and financial matters only), Patricia Quinn, Jean Magner, Paul Constable, Andrew Goodland, Andrew Surtees and Steve Newey.

1.5
The parties have participated jointly in the negotiating and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of its provisions.

1.6
In this Agreement, any English term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept is deemed to include the nearest equivalent under Scottish law and/or the law of Northern Ireland (as applicable) to the English legal term, and any English statutory provision is interpreted to include equivalent or analogous statutory provisions of Scottish Law and/or the law of Northern Ireland (as applicable).

2	SALE AND PURCHASE OF THE SHARES

2.1	Sale of Shares

2.1.1	On the terms of this Agreement and with effect from Completion:

a)	the Seller shall, as legal and beneficial owner and with full title guarantee, sell; and

b)	the Buyer shall, relying on the Title Warranties and the other warranties and undertakings contained in this Agreement, purchase the Shares free from all Encumbrances and together with all rights and benefits attaching to them at the date of this Agreement (including the right to receive all dividends, distributions or any return of capital declared, made or paid by the Company on or after the date of this Agreement).

2.1.2
The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares will not affect the rights of the Buyer in respect of its rights to the other Shares.

2.2	Rights of pre-emption

The Seller hereby unconditionally and irrevocably waives all rights of pre-emption and any other rights or restrictions over any of the Shares conferred either by the articles of association of the Company or otherwise.

2.3	The Consideration for the Shares

2.3.1
The consideration for the sale and purchase of the Shares shall, subject to adjustment as provided in clause 2.4, be the Initial Consideration which shall be satisfied on Completion by the Buyer by a telegraphic transfer to the Relevant Account.

2.3.2
All payments to be made to the Seller under this Agreement shall be made in Sterling by electronic transfer of immediately available funds to the Seller’s Solicitors (who are irrevocably authorised by the Seller to receive the same).  Payment to the Seller’s Solicitors in accordance with this clause shall be good and valid discharge of the obligations of the Buyer to pay the sum in question to the Seller and the Buyer shall not be concerned to see the application of the monies so paid.

2.3.3
Notwithstanding any other provision of this Agreement, the aggregate consideration payable by the Buyer for all of the Shares shall not exceed seventeen million, and nineteen thousand pounds (£17,019,000).

2.4	Completion Accounts

The Completion Accounts shall be prepared and the Initial Consideration shall be adjusted as set out in Schedule 7 (Completion Accounts).

2.5	Completion

Completion of the sale and purchase of the Shares shall take place immediately following the signing of this Agreement at the offices of the Buyer’s Solicitors when all the matters set out in Schedule 6 shall take place.

2.6	Tax Covenant

The provisions of part 1 of Schedule 4 shall have effect from and after Completion.

3	WARRANTIES

3.1	Incorporation of Schedule 3 and part 2 of Schedule 4

3.1.1
On the date of the Agreement, the Seller hereby warrants to the Buyer and each of its successors in title in the terms set out in Schedule 3 and in part 2 of Schedule 4 save as, and to the extent, Disclosed.

3.1.2
The Seller acknowledges that the Buyer has entered into this Agreement in reliance upon (inter alia) the Title Warranties, the Warranties and on the undertakings contained in clause 5 (Protection of Goodwill).

3.1.3	Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedules 3 or 4.

3.1.4
The liability of the Seller under the Warranties (other than the Title Warranties) shall be limited in accordance with Schedule 5 but not otherwise (and so that all references in Schedule 5 to the Company shall be also construed as references to each of the Subsidiaries).

3.1.5
Subject to the provisions of clause 3.1.4 and Schedule 5, no information of which the Buyer has imputed or constructive knowledge shall prejudice or prevent any claim being made by the Buyer under any of the Warranties nor shall it affect the amount recoverable under any such claim.

3.2	Information from the Group

Any information supplied by or on behalf of the Group to or on behalf of the Seller in connection with the  Warranties, the Disclosure Letter or otherwise in relation to the Business and affairs of the Group shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Group in favour of the Seller and the Seller undertakes to the Buyer (on behalf of itself and as trustee for the Group and its respective directors, employees, agents and advisers) that it will not bring any claims whatsoever which it might otherwise have against the Group or any of its respective directors, employees, agents or advisers in respect thereof.

3.3	Warranties and Tax Covenant

For the purposes of the Warranties and the Tax Covenant, any reference to the Company shall, where the context so admits, be deemed to include a reference to each Group Company.

4	TITLE WARRANTIES

4.1	The Seller hereby warrants to the Buyer and each of its successors in title that:

4.1.1	the Seller is the only legal and beneficial owner of the Shares;

4.1.2	the Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid; and

4.1.3	there is no Encumbrance in relation to any of the Shares or any unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

4.2
The Seller hereby warrants and represents to the Buyer and each of its successors in title that the Seller has obtained all requisite power and authority to enter into and to perform its obligations under this Agreement in accordance with its terms and under the other documents in the agreed terms referred to in it and so has due capacity to enter into this Agreement and all such other documents.

5	PROTECTION OF GOODWILL

5.1
To assure the Buyer the full value and benefit of the Shares and (through its ownership of them) the goodwill and Business, the Seller hereby undertakes and covenants with the Buyer and each Group Company that it shall not, and shall procure none of its Related Companies shall, either on its own behalf or on behalf of any other person, firm or company:

5.1.1
from the date of this Agreement up to the third anniversary of Completion, carry on or be concerned, engaged or interested (directly or indirectly), in any capacity whatsoever, in any trade or business within the Territory which competes with the Business;

5.1.2
from the date of this Agreement up to the third anniversary of Completion, solicit or accept the custom of any person in respect of goods or services competitive with those supplied by the Company or any Group Company during the twelve (12) months immediately prior to the Completion Date, such person having been a customer of the Company or any Group Company in respect of such goods or services during such period;

5.1.3
from the date of this Agreement up to the third anniversary of Completion, save as required by law, do or say anything reasonably likely or calculated to lead any person to withdraw from or cease to continue offering to the Company or any Group Company any rights (whether of purchase, sale, import, distribution, agency or otherwise) enjoyed by it as at the Completion Date or in any other way to cease to do business or reduce the amount of business it transacts with the Company or any Group Company;

5.1.4
from the date of this Agreement up to the third anniversary of Completion, induce, solicit or endeavour to entice to leave the service or employment of the Company or any Group Company, or offer employment to or employ, any person who during the twelve (12) months immediately prior to the Completion Date was a Senior Employee; or

5.1.5	use any trade or domain name or e-mail address which contains the word ‘Primaflow’ or any other name intended or likely to be confused with ‘Primaflow’.

5.2	Nothing in clause 5.1 shall prevent the Seller (and where relevant a Related Company) from:

5.2.1	performing its duties under the Transitional Services Agreement;

5.2.2	being the holder of (either directly or indirectly) shares in a listed company which confer not more than 3% of the votes which can generally be cast at a general meeting of the company;

5.2.3
selling Primaflow branded stock in the Middle East and Mexico during the period from Completion up to and including 30 June 2015, provided that none of such stock shall be sold into the Territory via the Middle East, Mexico or elsewhere in the world;

5.2.4
manufacturing copper fittings in the Territory, or elsewhere but, to avoid doubt, the provisions of clause 5.1 shall prevent the Seller and its Related Companies from marketing, selling or distributing copper fittings in the Territory without the Buyer’s prior consent;

5.2.5	manufacturing, marketing, selling, or distributing copper tube in the Territory or elsewhere; and/or

5.2.6
acquiring and accordingly becoming the holder of (either directly or indirectly) an interest in a business which manufactures and distributes  products in the Territory provided that no more than 10% of the turnover of such business as a whole shall be attributable to distribution business which competes directly with the Business.

5.3
The Seller agrees that the undertakings contained in this clause 5 are reasonable and are entered into for the purpose of assuring the Buyer the full value of the Shares and protecting the goodwill and business of the Company.

5.4
Each undertaking contained in this clause 5 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Seller.

5.5
If any undertaking contained in this clause 5 shall be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  Without prejudice to the generality of the foregoing, any period of restriction specified in clause 5 (as the same may previously have been reduced by virtue of this clause 5.5) shall take effect as if reduced by six (6) months until the resulting period shall be valid and enforceable.

6	GUARANTEES

6.1
The Seller will procure that, as soon as reasonably practicable following Completion, each Group Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by such Group Company to any third party in respect of a liability of any person other than a Group Company.

6.2
The Buyer undertakes to the Seller that, as soon as reasonably practicable following Completion, the Buyer will procure that the Seller and any of its Related Companies are released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Seller or any if its Related Companies in connection with the ongoing duty deferment arrangements as between the Group, the Seller and its Related Companies in respect of any liability of any Group Company under such arrangements.

6.3
Pending such releases, each party will indemnify the other against any amounts paid by the other party to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the date of this Agreement save that this indemnity will not extend to any matter giving rise to a Claim.

7	CONFIDENTIAL INFORMATION

7.1
The Seller undertakes with the Buyer and each Group Company that it shall not, and will procure that none of its Related Companies or connected persons shall, use or disclose to any person Confidential Information.

7.2	Clause 7.1 does not apply to:

7.2.1	disclosure of Confidential Information to or at the written request of the Buyer;

7.2.2
use or disclosure of Confidential Information required to be disclosed by law, regulation, any Tax Authority, the UK Listing Authority or the London Stock Exchange or any other regulatory or governmental body to which it is subject wherever situated;

7.2.3	disclosure of Confidential Information to professional advisers for the purpose of advising the Seller; or

7.2.4	Confidential Information which the Seller can prove is in the public domain other than by a breach by it of clause 7.1.

8	ANNOUNCEMENTS

8.1
No party shall disclose the making of this Agreement or its terms nor any other agreement in the agreed terms referred to in this Agreement (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Companies and connected persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

8.1.1	to its professional advisers (including, but not limited to, the relevant party’s auditors for the purposes of preparing the relevant party’s statutory accounts); or

8.1.2
required by law or the rules of the UK Listing Authority or the London Stock Exchange or other regulatory body (save that where such disclosure is so required, the party required to make the disclosure shall to the extent reasonably practicable consult with the other party prior to making such disclosure).

8.2	Clause 8.1 does not apply to any announcements, communications or circulars:

8.2.1
made or sent by the Buyer after Completion to customers, clients or suppliers of the Company to the extent that they inform them of the Buyer’s acquisition of the Shares but do not disclose details of the Consideration; or

8.2.2	containing only information which has become generally available.

8.3	The restrictions contained in clause 8.1 shall apply without limit of time and whether or not this Agreement is terminated.

9	COSTS

Unless expressly otherwise provided in this Agreement each of the parties shall bear their own legal, accountancy and other costs, charges and expenses connected with the preparation and negotiation of this Agreement and the sale and purchase of the Shares.

10	EFFECT OF COMPLETION

10.1	The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

10.2	The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion, subject to the provisions of Schedule 5.

11	FURTHER ASSURANCE

11.1
The Seller shall at its own expense do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Buyer may from time to time reasonably require for the purpose of giving the Buyer the full legal and beneficial title to the Shares and otherwise giving the Buyer the full benefit of this Agreement provided always that the Buyer shall be responsible for all stamp duty payable as a result of the sale and purchase of the Shares.

11.2	The Seller hereby undertakes to the Buyer that following Completion it will not deliberately take any action with the intention of frustrating the Seller’s obligations under this Agreement.

12	ENTIRE AGREEMENT

12.1	Each party acknowledges and agrees with the other parties that:

12.1.1
this Agreement together with any documents referred to in this Agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties relating to the subject matter of the Transaction Documents;

12.1.2
it has not been induced to enter into any Transaction Document in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation thereto;

12.1.3
with the exception of the warranty and representation contained in clause 4.2 (Seller’s capacity and authority), the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement or any other Transaction Document and which is expressly set out in this Agreement or other Transaction Document will be for breach of contract.

12.2
The provisions of this clause 12 shall not exclude any liability which any of the parties would otherwise have to any other party or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

13	VARIATIONS, WAIVER AND INVALIDITY

13.1	This Agreement may be varied only by a document signed by the Buyer and the Seller.

13.2
A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

13.3
No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.4	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

13.5	The rights and remedies provided in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

13.6
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction the validity, legality and enforceability under the law of that jurisdiction or any other jurisdiction of any other provision shall not be affected or impaired in any way.

14	NOTICES

14.1
Any notices, demands, legal proceedings, or other communications (“Notice”) given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or prepaid first class post (registered air mail if posted to or from a place outside the United Kingdom):

In the case of the Buyer to:

Lodge Way House
Lodge Way
Harleston Road
Northampton
NN5 7UG

Attention:                      Ivan Trevor

In the case of the Seller to:-

Oxford Street
Bilston
West Midlands
WV14 7DS.

Attention:                      Managing Director

14.2	Any Notice shall be deemed to have been duly given or made as follows:

14.2.1	if personally delivered, at the time of delivery;

14.2.2	if sent by first class post, two Business Days after the date of posting; and

14.2.3	if sent by registered air mail, four Business Days after the date of posting,

provided that if, in accordance with the above provisions, any Notice would otherwise be deemed to be given or made before 9.00am on a Business Day such Notice shall be deemed to be given or made at 9.00am on that day and if deemed to be given or made after 5.00pm on a Business Day or at any time on a day that is not a Business Day such Notice shall be deemed to be given or made at 9.00am on the next Business Day.

14.3
A party may notify the other party to this Agreement of a change to its name, relevant addressee or address for the purposes of clause 14.1 by a Notice provided that such change shall only be effective on:

14.3.1	the date specified in the Notice as the date on which the change is to take place; or

14.3.2
if no date is specified or the date specified is less than five Business Days after the date on which Notice is given (or is deemed to have been given in accordance with clause 14.2), the date falling five Business Days after notice of any such change has been given (or is deemed to have been given in accordance with clause 14.2).

14.4	For the avoidance of any doubt, a Notice will not be validly served if sent by e-mail or fax.

15	COUNTERPARTS

This Agreement may be executed in any number of counterparts which together shall constitute one agreement.  Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

16	GENERAL

16.1	Time of the essence

Time shall be of the essence of this Agreement, as regards both the dates and periods mentioned and as to any dates and periods that may by agreement between the parties be substituted for any of them.

16.2	Assignment

16.2.1
This Agreement shall be binding upon and enure for the benefit of the successors in title to the parties but, except as set out in clause 16.2.2, shall not be assignable by any party without the prior written consent of the other.

16.2.2
The Buyer may assign the benefit of this Agreement (including the Warranties) to any member of the Buyer’s Group and/or to its bank by way of security (from time to time) provided always that the Seller shall have no greater liability pursuant to this Agreement as a result of any such assignment.

16.3	Interest

If either the Buyer or the Seller defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the relevant party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a rate per annum of 4% above the base rate from time to time of Royal Bank of Scotland plc.  Such interest shall accrue from day to day and be compounded quarterly.

16.4	Post completion matters

16.4.1	The Seller declares that for as long as it remains the registered holder of the Shares after Completion it will:

a)	hold the Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

b)
deal with the Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of the Shares.

16.4.2
The Seller hereby irrevocably appoints the Buyer as its attorney for the purpose of exercising any and all rights, privileges or duties attaching to the Shares including receiving notices of and attending and voting at all meetings of the members of the Company.

16.4.3	For the purposes of clause 16.4.2 the Seller authorises:

a)	the Company to send any notices in respect of the Shares to the Buyer; and

b)	the Buyer to complete and return proxy cards, consents to short notice and any other documents otherwise required to be signed by the Seller as holder of the Shares.

16.5	Confidentiality

16.5.1
Except as referred to in clause 16.5.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party to this Agreement or to the negotiations relating to this Agreement and any other documents or agreements to be entered into in connection with it.

16.5.2	Any party may disclose information which would otherwise be confidential if and to the extent:

a)
it is required to do so by law, regulation, any Tax Authority, the UK Listing Authority, the London Stock Exchange or any other regulatory or governmental body to which it is subject wherever situated (save that where such disclosure is so required the party required to make the disclosure shall to the extent reasonably practicable consult with the other party prior to making such disclosure);

b)	it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

c)	the information has come into the public domain through no fault of that party; or

d)	each party to whom it relates has given its consent in writing.

16.6	Third Parties

16.6.1
The parties agree that (save as set out in clause 16.6.2 and where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

16.6.2
Clauses 5 (Protection of Goodwill) and 7 (Confidential Information) confer on the third parties expressly identified therein rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement.

17	GOVERNING LAW AND JURISDICTION

17.1
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

17.2
Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

IN WITNESS of which this document has been duly executed as a deed and delivered on the date stated at the beginning of this document.

Execution version

SCHEDULE 1

PART 1 – PARTICULARS OF THE COMPANY

Company name:	MUELLER PRIMAFLOW LIMITED
Registered number:	02662075
Registered office:	Stargate Business Park Nechells Birmingham B7 5SE
Date and place of incorporation	12 November 1991, England and Wales
Class of company	Private Limited Company (Ltd)
Issued share capital:	20,000 ordinary shares of £1,00 each
Directors:	Andrew Peter Goodland Jeffrey Andrew Martin Mark Millerchip Patricia Anne Quinn Andrew Nicholas Surtees
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	Ernst & Young LLP
Mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	Primaflow Limited Brasscapri Limited KX Company Limited

SCHEDULE 1

PART 2 – PARTICULARS OF THE SUBSIDIARIES

Company name:	PRIMAFLOW LIMITED
Registered number:	01482585
Registered office:	Mueller Primaflow Limited Cuckoo Road Nechells Birmingham B7 5SE
Date and place of incorporation:	3 March 1980, England and Wales
Class of company:	Private Limited Company (Ltd) – (dormant)
Issued share capital:	100 ordinary shares of £1.00 each
Directors:	Jeffrey Andrew Martin; and Mark Millerchip
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	None
Outstanding mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	None

Company name:	BRASSCAPRI LIMITED
Registered number:	01567660
Registered office:	Unit 2 Stargate Business Park Nechells Birmingham B7 5SE
Date and place of incorporation:	12 June 1981, England and Wales
Class of company:	Private Limited Company (Ltd) – (dormant)
Issued share capital:	100 ordinary shares of £1.00 each
Directors:	Jeffrey Andrew Martin; and Mark Millerchip
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	None
Outstanding mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	None

Company name:	K X COMPANY LIMITED
Registered number:	04449907
Registered office:	Stargate Business Park Cuckoo Road Nechells Birmingham B7 5SE
Date and place of incorporation	29 May 2002, United Kingdom
Class of company	Private Limited Company
Issued share capital:	100,000 ordinary shares of £0.01 nominal value
Directors:	Jeffrey Andrew Martin; and Mark Millerchip
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	None
Mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	Brassware Sales Limited

Company name:	BRASSWARE SALES LIMITED
Registered number:	01373054
Registered office:	Stargate Business Park, Cuckoo Road, Nechells, Birmingham B7 5SE
Date and place of incorporation	13 June 1978, United Kingdom
Class of company	Private Limited Company
Issued share capital:	3,820 ordinary shares of £1.00 nominal value
Directors:	Jeffrey Andrew Martin; and Mark Millerchip
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	None
Mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	Instox Limited

Company name:	INSTOX LIMITED
Registered number:	02831837
Registered office:	Stargate Business Park, Cuckoo Road, Nechells, Birmingham B7 5SE
Date and place of incorporation	30 June 1993, United Kingdom
Class of company	Private Limited Company
Issued share capital:	100 ordinary shares of £1.00 nominal value
Directors:	Jeffrey Andrew Martin; and Mark Millerchip
Secretary:	Gary Carl Wilkerson
Accounting reference date:	31 December
Auditors:	None
Mortgages and charges:	None
Subsidiary undertakings and subsidiaries:	None

Execution version

SCHEDULE 2

PART 1 – THE PROPERTIES

Address	Title number and class of title (if registered)	Use	Rent	Occupational interests/Brief details of lease and Encumbrances
Unit F2 Capital Point Capital Business Park Wentloog Avenue Cardiff CF3 2PW	CYM177577 (Title Absolute)	Up to 31/12/2025 – B1, B2 or B8. After that date, any use except Excluded Uses	A peppercorn (if demanded)	Lease dated 16 April 2004 made between JR Smart (Builders) Limited (1) and Instox Limited (2).
Unit 2 Stargate Business Park Cuckoo Road Nechells Birmingham B7 5SY	WM890576 (Title Absolute)	B1(c), B2 or B8	£216,826	Lease dated 25 July 2006 made between A&J Mucklow (Birmingham) Limited (1) and Brassware Sales Limited (2).
6 Balloo Place BANGOR County Down BT19 7BP	Unregistered	B4 of Part B of Schedule to Planning (Use Classes) Order (Northern Ireland) 2004	£46,500	Lease dated 7 February 2009 made between Roman McLarnon (1) and Mueller Primaflow Limited (2).
Unit E Mead Industrial Park River Way Harlow Essex CM20 2SE	Unregistered	B1, B2 and B8	£51,875	Lease dated 11 February 2003 made between Mead Park (No. 1) Limited and Mead Park (No. 2) Limited (1) Instox Limited (2) and Brassware Sales Limited (3).
Unit 2 Friarsgate Molly Millars Lane Wokingham Surrey RG41 4SL	BK3585393 (Title Absolute)	B1(c), B2 and B8	£83,000	Lease dated 30 September 2003 made between The District Estates Limited (1) Instox Limited (2) and Brassware Sales Limited (3).

Address	Title number and class of title (if registered)	Use	Rent	Occupational interests/Brief details of lease and Encumbrances
Unit 1 Vanguard Court Douglas Close Preston Farm Industrial Estate Stockton on Tees TS18 3TR	Unregistered	B1(c), B2 and B8	£36,000	Underlease dated 12 September 2011 made between THUS Group Holdings plc (1) and Mueller Primaflow Limited (2)
Unit 7 Sett End Road Shadsworth Business Park Blackburn Lancashire BB1 2QR	LA950964 (Title Absolute)	B1, B2 and B8	£27,470	Lease dated 22 December 2003 made between Steelacre 2 Limited (1) and Instox Limited (2)
Unit 4, Block 16 Clydesmill Road Clydesmill Industrial Estate Glasgow G32 8RE	Unregistered	Classes 5 and 6 of the Use Classes (Scotland) Order 1997	£24,500	Lease dated 18 January 2013 made between Bedell Corporate Trustees Limited and Atrium Trustees Limited as Trustees of the A Fund of the Buccleuch Property Fund (1) and Mueller Primaflow Limited (2)
Units 105, 106, 107 Bridgwater Business Park Dunball Bridgwater TA6 4TB	ST283223 (Title Absolute)	B1, B2 and B8	£37,828	Lease dated 11 January 2010 made between Alvin Mark Lindley (1) Bridgwater Business Park Limited (2) and Mueller Primaflow Limited (3).
Part of Bay 2 Oxford Street Bilston West Midlands WV14 7DS	Unregistered	B8	£75,000	Lease made between Mueller Europe Limited (1) and Mueller Primaflow Limited (2).

Execution version

SCHEDULE 2

PART 2 – LIST OF THE PROPERTY DOCUMENTS

1.	Bangor

1.1	Lease

Lease dated 7 February 2009 and made between (1) Ronan McLarnon and (2) Mueller Primaflow Limited.

2.	Bilston

2.1	Lease

Draft Lease for Part of Bay 2, Oxford Street, to be made between (1) Mueller Europe Limited and (2) Mueller Primaflow Limited

2.2	Title Documents

2.2.1	Official copy register and title plan for freehold – title number WM161140

2.2.2	Lease plan for the draft Lease.

3.	Birmingham

3.1	Lease

Lease dated 25 July 2006 and made between (1) A & J Mucklow (Birmingham) Limited and (2) Brassware Sales Limited.

3.2	Title Documents

3.2.1	Official copy register and title plan for leasehold – title number WM890576.

3.2.2	Official copy register and title plan for freehold – title number WM554634.

3.2.3	Transfer dated 24 July 2012 and made between (1) Brassware Sales Limited and (2) Mueller Primaflow Limited.

3.2.4	Licence to Assign dated 24 July 2012 and made between (1) A & J Mucklow (Investments) Limited (2) Brassware Sales Limited and (3) Mueller Primaflow Limited.

3.2.5	Assignment dated 24 September 2012 and made between (1) Brassware Sales Limited and (2) Mueller Primaflow Limited.

3.2.6	Notice of Assignment dated 24 July 2012

3.2.7	Planning Consent with application number C/00986/05/FUL.

3.2.8	Service Charge Accounts for financial year ending 30 June 2011

3.2.9	Service Charge Accounts for financial year ending 30 June 2013

3.2.10	Service Charge Accounts for financial year ending 30 June 2014

4.	Blackburn

4.1	Lease

Lease dated 22 December 2003 and made between (1) Steelacre 2 Limited and (2)  Instox Limited.

4.2	Title Documents

4.2.1	Official copy register and title plan for leasehold – title number LA950964.

4.2.2	Official copy register and title plan for freehold – title number LA876124.

4.2.3	Official copy register and title plan for freehold – LA87030.7.

4.2.4	Agreement for Lease dated 6 October 2003 and made between (1) Steelacre 2 Limited and (2) Instox Limited.

4.2.5	Certificate of Practical Completion dated 1 March 2005

4.2.6	Planning consent with application number 10.95/0674.

4.2.7	Planning consent with application number 10.99/0796.

4.2.8	Advertisement consent with application number 10.99/0795.

4.2.9	Planning consent with application number 10/03/0264.

4.2.10	Fire safety completion certificate for application number 03/0918 dated 31 March 2004

4.2.11	Building control certificate of completion for application number 03/0918 dated 28 May 2004

4.2.12	Asbestos survey dated July 2005.

5.	Bridgwater

5.1	Lease

Lease dated 11 January 2010 and made between (1) Alvin Mark Lindley (2) Bridgwater Business Park Limited and (3) Mueller Primaflow Limited.

5.2	Title Documents

5.2.1	Official copy register and title plan for leasehold – title number ST283223.

5.2.2	Official copy register and title plan for freehold – title number ST206202.

5.2.3	Agreement for Lease dated 13 November 2009 and made between (1) Alvin Mark Lindley and (2) Mueller Primaflow Limited.

5.2.4	Schedule of Condition to Lease dated January 2010.

5.2.5	Asbestos survey dated 23 November 2009.

5.2.6	Discharge Consent number 102557 dated 8 April 2004.

6.	Cardiff

6.1	Lease

Lease dated 11 April 2004 and made between (1) JR Smart (Builders) Limited and (2) Instox Limited.

6.2	Title Documents

6.2.1	Official copy register and title plan for leasehold – title number CYM177577.

6.2.2	Headlease dated 30 March 2000 and made between (1) Cardiff County Council (2) Food Parks UK Limited and (3) Portfolio Holdings Limited.

6.2.3	Deed of Variation dated 2 August 2002 and made between (1) The County Council of the City and County of Cardiff and (2) J R Smart (Builders) Ltd

6.2.4	Agreement for Lease dated 25 March 2004 and made between (1) J R Smart (Builders) Ltd and (2) Instox Limited.

6.2.5	Deed of Covenant dated 16 April 2004 and made between (1) The County Council of the City and County of Cardiff and (2) Instox Limited.

6.2.6	Notice of Subletting dated 27 April 2004

6.2.7	Certificate of Practical Completion dated 12 December 2003

6.2.8	Planning consent with application number 01/01304/R.

6.2.9	Planning consent with application number 02/02461/R.

6.2.10	Planning consent with application number 3354/C.

6.2.11	Planning consent with application number 96/01143/R.

6.2.12	Planning consent with application number 99/01857/R.

6.2.13	Building regulations approval with approval number TROWBR/77/02/FC

6.2.14	Building regulations approval with approval number TROWBR/77/02/FC/A1.

6.2.15	Building regulations approval with application number TROW/00137/03/FC.

6.2.16	Discharge of conditions for planning consents 96/01143/R and 02/2461/R

6.2.17	Building regulations certificate of completion for building regulations approval TROWBR/77/02/FC

6.2.18	Building regulations fire safety works certificate of completion for building regulations approval TROWBR/77/02/FC

6.2.19	Electricity Wayleave Agreement dated 10 May 2005 and made between (1) J R Smart (Builders) Ltd and (2) Western Power Distribution (South Wales) Plc

6.2.20	Building Condition Survey report dated March 2004

6.2.21	Asbestos survey dated July 2005.

6.2.22	Service Charge Accounts for financial year ending 31 December 2012

6.2.23	Service Charge Accounts for financial year ending 31 December 2013

6.3	Warranties

6.3.1	Warranty agreement dated 16 April 2004 and made between (1) Per Aarsleff Piling and (2) Instox Limited.

6.3.2	Warranty agreement dated 16 April 2004 and made between (1) Steve Sidford Associates and (2) Instox Limited.

6.3.3	Warranty Agreement dated 16 April 2004 and made between (1) RVW Consulting Limited and (2) Instox Limited.

6.3.4	Warranty Agreement dated 16 April 2004 and made between (1) Instox Limited and (2) JR Smart (Builders) Limited.

7.	Glasgow

7.1	Lease

Lease dated 18 January 2013 and made between (1) A Fund of the Buccleuch Property Fund and (2) Mueller Primaflow Limited.

7.2	Title Documents

7.2.1	Official copy register and title plan for freehold – title number LAN100724.

7.2.2	Schedule of condition prepared by Lambeth Smith Hampton dated 28 February 2012.

7.2.3	Licence for Fit Out Works signed by Andrew Surtees of Mueller Primaflow Limited on 15 March 2013.

8.	Harlow

8.1	Lease

Lease dated 11 February 2003 and made between (1) Mead Park (no 1) Limited and Mead Park (no 2) Limited (2) Instox Limited and (3) Brassware Sales Limited.

8.2	Title Documents

8.2.1	Official copy register and title plan for freehold – title number EX232475.

8.2.2	Official copy register and title plan for freehold – title number EX4959471.

8.2.3	Official copy register for title number EX646269.

8.2.4	Licence for Alterations dated 11 February 2003 and made between (1) Mead Park (no 1) Limited and Mead Park (no 2) Limited (2) Instox Limited and (3) Brassware Sales Limited.

8.2.5	Rent Review Memorandum dated 30 September 2008 between (1) The Equitable Life Assurance Society and (2) Instox Limited.

8.2.6	Licence to Underlet dated 23 October 2013 and made between (1) The Prudential Assurance Company Limited (2) Mueller Primaflow Limited and (3) Robert Pringle Engineers Limited.

8.2.7	Underlease dated 23 October 2013 and made between (1) Mueller Primaflow Limited and (2) Robert Pringle Engineers Limited.

8.2.8	Rent Deposit Deed dated 23 October 2013 and made between (1) Mueller Primaflow Limited and (2) Robert Pringle Engineers Limited

8.2.9	Side Letter dated 23 October 2013 and made between (1) Mueller Primaflow Limited and (2) Robert Pringle Engineers Limited.

8.2.10	Notice of Dealing dated 4 November 2013.

8.2.11	Asbestos survey dated July 2005.

8.2.12	Energy Performance Certificate with reference number 0305-0968-4230-4900-5103.

8.2.13	Unit location plan.

8.3	Potential Assignment of Underlease

8.3.1	Draft Licence to Assign to be made between The Prudential Assurance Company Limited (1) Mueller Primaflow Limited (2) Robert Pringle Engineers Limited (3) and E.S.L (Basildon) Holdings Limited (4).

8.3.2	Bank reference from Barclays for E.S.L (Basildon) Holdings Limited dated 19 May 2014

8.3.3	Accountant’s reference from John Crook and Partners dated 9 May 2014

8.3.4	Unaudited Accounts for E.S.L (Basildon) Holdings Limited for the Year Ended 30 December 2010

8.3.5	Unaudited Accounts for E.S.L (Basildon) Holdings Limited for the Year Ended 30 December 2011

8.3.6	Unaudited Accounts for E.S.L (Basildon) Holdings Limited for the Year Ended 30 December 2012

8.3.7	Unaudited Accounts for E.S.L (Basildon) Holdings Limited for the Year Ended 30 December 2013

9.	Stockton

9.1	Lease

Draft Lease for Unit 1 Vanguard Court to be made between (1) Avon Capital Estates (1) LLP and (2) Mueller Primaflow Limited.

9.2	Title documents

9.2.1	Licence dated 18 August 2011 and made between (1) Avon Capital Estates (1) LLP (2) THUS Group Holdings plc and (3) Mueller Primaflow Limited.

9.2.2	Licence for Alterations dated 18 August 2011 and made between (1) Avon Capital Estates (1) LLP (2) THUS Group Holdings plc and (3) Mueller Primaflow Limited.

10.	Wokingham

10.1	Lease

Lease dated 30 September 2003 and made between (1) The District Estates Limited (2) Instox Limited and (3) Brassware Sales Limited.

10.2	Title Documents

10.2.1	Official copy register and title plan for leasehold – title number BK385393.

10.2.2	Official copy register and title plan for freehold – title number BK388447.

10.2.3	Rent Review Memorandum dated 11 December 2008 and made between (1) Eurocrest Estates Limited and (2) Instox Limited.

10.2.4	Section 106 Agreement dated 9 August 2000 and made between (1) District Estates Limited and (2) Wokingham District Council.

10.2.5	Supplemental Section 106 Agreement dated 8 August 2001 and made between (1) District Estates Limited (2) Wokingham District Council and (3) Countryside Properties (Commercial) Plc.

10.2.6	Certificate of Practical Completion dated 28 February 2002

10.2.7	Planning permission with application number F/2001/3415.

10.2.8	Planning permission with application number 99/69389/F.

10.2.9	Defects Re-Inspection dated 5 August 2003.

10.2.10	Wayleave Agreement dated 23 April 2001 and made between (1) The District Estates Limited and (2) British Telecommunications Plc

10.2.11	Asbestos survey dated July 2005.

10.2.12	Ground Conditions Investigation and Assessment dated January 2000.

10.2.13	Completion Statement for ground contamination and asbestos removal remediation works dated March 2001.

10.2.14	Letter from Environmental Services in connection with the Completion Statement, dated 2 September 2002

10.2.15	Remediation Action Plan for zonal soil removal dated March 2001.

10.2.16	Letter from Environment Agency dated 9 September 2003.

10.3	Collateral Warranties

10.3.1	Building contractor warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Marbank Construction Limited.

10.3.2	Collateral warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Paul Johnson Architects Limited.

10.3.3	Collateral warranty dated 30 October 2003 and made between (1) Instox Limited and (2) West Mewson Consulting Engineers Limited t/a AWA.

10.3.4	Collateral warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Tweeds Project Services Limited.

10.3.5	Collateral warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Griffiths Cleator Associates Limited

10.3.6	Sub-contractors warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Chalbrook Services Limited.

10.3.7	Sub-contractors warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Hanson Concrete Products Limited t/a Hanson Birchwood.

10.3.8	Sub-contractors warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Industrial Hi-tech Heating Contractors Limited.

Sub-contractors warranty dated 30 October 2003 and made between (1) Instox Limited and (2) Sentinel Light Protection & Earthing Limited.

SCHEDULE 3

WARRANTIES

1	SELLER CAPACITY

1.1	Authorisations

1.1.1
This Agreement and the documents in the agreed terms referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the Agreement and the documents in the agreed terms referred to in it.

1.1.2
Compliance by the Seller with the terms of this Agreement and the documents in the agreed terms referred to in it shall not breach, or constitute a default under, any agreement or instrument to which the Seller is party or by which it is bound or any order, judgment, decree or other restriction applicable to the Seller.

2	THE COMPANY, THE SHARES AND SUBSIDIARIES

2.1	Incorporation and existence

2.1.1	The Company is a limited company incorporated under English law and has been in continuous existence since incorporation.

2.1.2	The information in Schedule 1 is true and accurate.

2.2	The Shares

Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including any option or right of pre-emption or conversion).

2.3	The Subsidiaries

2.3.1	Each of the Subsidiaries is a wholly-owned subsidiary of the Company and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

2.3.2	There is no Encumbrance in relation to the any of the shares in the capital of any of the Subsidiaries.

2.3.3
Each Subsidiary has been dormant (within the meaning of section 1169 of the Companies Act 2006 (as amended)) and outside the charge to corporation tax throughout its last 3 complete financial years and its current financial year, it has no assets of any kind and no liabilities or obligations of any kind whatsoever (whether present or future, actual or contingent) and there are no circumstances which could give rise to any liability or obligation on the part of each Subsidiary.

2.4	Other matters

2.4.1	The Company:

a)	does not own any shares or stock in the capital of, nor does it have any beneficial or other interest in, any company or business organisation other than the Subsidiaries;

b)	has not allotted or issued any securities that are convertible into shares;

c)	has not at any time purchased, redeemed or repaid any of its own share capital;

d)	does not control or take part in the management of (including as a shadow director) any other company or business organisation;

e)
does not have any liability as a former member, officer or shadow director of any body corporate, partnership or unincorporated association, nor are there any circumstances in which such liability could arise;

f)	is not currently nor has it agreed to become a member of any partnership or other unincorporated association, joint venture or consortium; and

g)	has not given any financial assistance in contravention of any applicable law or regulation.

2.4.2	The Company does not have any branch, agency, place of business or permanent establishment outside England and Wales.

3	ACCOUNTS

3.1	General

3.1.1	The Accounts show a true and fair view of:

a)	the assets, liabilities, financial position and state of affairs of the Company as at the Last Accounts Date; and

b)	the profits and losses of the Company (or of the Group to the extent that they are consolidated accounts) for the financial year ended on the Last Accounts Date.

3.1.2	The Accounts have been:

a)	prepared and audited in accordance with the standards, principles and practices specified on the face of the Accounts and, subject thereto, in accordance with UK GAAP; and

b)	prepared on a basis consistent with the 3 preceding accounting periods of the Company.

3.2	The Accounts:

a)	make proper provision in accordance with UK GAAP for all bad and doubtful debts and all obsolete, damaged or slow moving stock;

b)	depreciate all fixed assets in accordance with UK GAAP and at the rates specified in the Accounts;

c)
make proper provision or reserve in accordance with UK GAAP for or disclose in accordance with UK GAAP all liabilities (including all contingent or deferred liability to Tax) of the Company and the Group whether actual, contingent, disputed or otherwise; and

d)
are not affected by any extraordinary, exceptional or non-recurring items or by any transaction, contract or arrangement not on entirely arm’s length terms or by any other matter making the financial position and results shown in the Accounts unusual or misleading.

3.3	Accounting and other records

3.3.1
The books of account and all other material records of the Company (including any which it may be obliged to produce under any contract now in force) are in its possession and are accurate and complete in all material respects.

3.3.2	All deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company are in the possession of the Company.

3.4	Management accounts

The Management Accounts:

3.4.1
have been prepared on a basis consistent with that employed in preparing the management accounts of the Company for each month during the twelve month period prior to 31 December 2013 and in accordance with good business practice;

3.4.2	having regard to the purpose for which they were prepared, do not contain any material inaccuracies;

3.4.3	having regard to the purpose for which they were prepared, make adequate provision for all bad and doubtful debts and all obsolete, damaged or slow moving stock; and

3.4.4	having regard to the purpose for which they were prepared, do not materially overstate the profits nor materially understate the losses of the Company in respect of the periods to which they relate.

3.5	Changes since the last accounts date

Since the Last Accounts Date:

3.5.1	the Company has carried on the Business in the ordinary course and as a going concern;

3.5.2
the Company has managed its working capital in the ordinary and usual course, and in a manner consistent with its management of working capital during the financial period in respect of which the Accounts were drawn;

3.5.3
no dividend, bonus or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company and no management charge or other similar charge has been paid by the Company to the Seller or any Related Company of the Seller;

3.5.4
the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £10,000 and the Company has not acquired, invested in or disposed of (or agreed to acquire, invest in or dispose of) any individual item in excess of £10,000;

3.5.5	no shareholder resolutions of the Company have been proposed or passed;

3.5.6	no payment has been made by the Company to, or benefit conferred (directly or indirectly) by, the Company on behalf of the Seller or any Related Company of the Seller.

4	ASSETS

4.1	Title and condition

4.1.1	There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets, and each asset used by the Company (tangible or intangible) is:

a)	legally and beneficially owned by the Company; and

b)	where capable of possession, in the possession of the Company and situated in England, Scotland or Northern Ireland.

4.1.2	The Company owns each asset (tangible or intangible) necessary for the operation of the Business as currently conducted.

4.1.3
All plant, machinery, vehicles and equipment owned or used by the Company are in reasonable condition and working order having regard to their age and usage and have been appropriately maintained.  None is dangerous.

4.1.4	All assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole name of the Company.

4.1.5
All vehicles owned or used by the Company (including company vehicles used by any of its Employees) are registered in the sole name of the Company and are duly licensed and insured for all purposes for which they are used, and all registration documents relating thereto are in the possession of the Company.

4.1.6
The asset registers of the Company comprise a complete and accurate record of all material plant, machinery, equipment and vehicles owned, held or used by the Company and are capable of being reconciled in respect of each item with the book values of such assets in the accounting records of the Company.

4.1.7
Maintenance contracts are in place in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement; and all those assets have been regularly maintained in accordance with the terms and conditions of any such agreements.

4.2	Hire purchase and leased assets

Copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party are in the Disclosure Letter.

4.3	Stock

The stock of the Company:

4.3.1	is in the Seller’s reasonable opinion adequate in relation to the current trading requirements of the Business but not surplus to those requirements;

4.3.2	is in satisfactory condition;

4.3.3	is covered by appropriate insurance;

4.3.4	is within the control of the Company; and

4.3.5	is all accurately recorded in the books of account of the Company.

5	FINANCIAL MATTERS

5.1
Full details of all bank accounts maintained or used by the Company (including the name and address of the bank with which the account is kept and the number and nature of the account) are included within the Disclosure Documents.  Since the date of the bank reconciliations provided on Completion, no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading, and the present balances are not substantially different from those shown in those reconciliations.

5.2
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company in respect of borrowings or other obligations of any third party or entered into by any third party in respect of borrowings or other obligations of the Company.

5.3
The Company has no outstanding loan capital, has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

5.4	The Disclosure Documents include details of all overdraft, loan, foreign exchange and other financial, leasing and credit facilities currently available to the Company ("Facilities").

5.5	No alteration has been made to the terms of any of the Facilities since the Last Accounts Date and they are all in full force and effect.

5.6	None of the Facilities depends on any guarantee, indemnity or any security provided by any of the Seller or any third party.

5.7
The Company has not factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.

5.8
The has been no contravention of or any non-compliance with the terms and conditions of any of the Facilities and no indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.  The Company has not received any notice whose terms have not been fully complied with or carried out from any creditor requiring any payment to be made or intimating the enforcement of any security which it may hold over the assets of the Company.

6	EFFECT OF SALE

Neither the execution nor performance of this Agreement will, of itself:

6.1	cause the Company to lose the benefit of any material asset, permit, grant, subsidy, licence, or right it presently enjoys;

6.2
conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, any material agreement, arrangement or obligation to which the Company is a party or a material legal or administrative requirement in any jurisdiction;

6.3
relieve any person of any material obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any material right or benefit enjoyed by the Company or to exercise any material right in respect of the Company; or

6.4	result in any officer or Senior Employee receiving any payment or benefit or, so far as the Seller is aware, result in any officer or Senior Employee leaving the Company.

7	CONSTITUTION

7.1	Intra vires

The Company has the power to carry on the Business and the Business has at all times been carried on intra vires.

7.2	Memorandum and articles, statutory books and resolutions

7.2.1
The memorandum and articles of association of each Group Company in the form in the Disclosure Letter are true and complete and contain or have annexed to them copies of all resolutions and agreements as are referred to in section 36(1) of the Companies Act 2006, and all amendments thereto (if any) were duly and properly made.

7.2.2
There is no written resolution of any Group Company with a circulation date prior to the date of this Agreement which has not yet been passed by the members or else lapsed in accordance with the Companies Act 2006.

7.2.3
The statutory books of each Group Company are up to date, in its possession and are complete and accurate in all material respects and in accordance with applicable legal requirements. No Group Company has received any notice or allegation that the register of members is incorrect, incomplete or should be rectified.

7.2.4
All resolutions, annual returns and other documents required to be delivered by any Group Company to the Registrar of Companies have been properly prepared and filed in accordance with applicable legal requirements and are complete and accurate.

7.2.5	Each Group Company has, at all times, complied with its articles of association.

7.3	Powers of attorney

There are no powers of attorney in force given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation (other than its directors, officers and employees for the purposes of the ordinary course of business of the Company).

8	INSURANCE

8.1
The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies”).  The Company has at all times paid the premiums on time in respect of the Policies and complied with the terms of the Policies.  The Company has not done or omitted to do anything which might make any of the Policies void or voidable or lead to any claim under the Policies being avoided by the insurers, and so far as the Seller is aware, there are no circumstances which might make any of the Policies void or voidable or lead to any claim under the Policies being avoided by the insurers.

8.2
The Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including product liability), and has at all times effected such insurances as required by law and any of its contracts with Material Customers and Material Suppliers.

8.3	No claim is outstanding under any of the Policies and no matter exists which might give rise to a claim under any of the Policies.

8.4	The Company has not done or omitted to do anything which might result in an increase in the premium payable under any of the Policies.

9	CONTRACTUAL MATTERS

9.1	Contracts

9.1.1           The Company is not a party to or subject to any agreement or arrangement which:

a)	is not in the ordinary and usual course of business of the Company or which is material but is not on the Company’s standard terms and conditions, copies of which have been Disclosed;

b)	involves agency, franchising, marketing rights, partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

c)	relates to the acquisition or disposal by the Company of shares in another company or the business or substantially all of the assets of another company;

d)	is capable of being terminated by a party thereto as a result of the execution or performance of this Agreement;

e)	restricts its freedom to engage in any activity or business in any part of the world in such manner as it thinks fit or confines its activity or business to a particular place; or

f)	is not on arm's length terms.

9.1.2
With regard to each contract to which the Company is a party (a “Contract”) no notice of termination of a Contract has been received or served by the Company, the Company has not done or omitted to do anything which would give grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Contract and, so far as the Seller is aware, there are no circumstances in relation to the counterparties to the Contracts which would give grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Contract.

9.1.3	The Company is not in material breach of any Contract and so far as the Seller is aware, no matter exists which might give rise to such a breach.

9.1.4
So far as the Seller is aware, no other party to a Contract is in breach of such Contract and so far as the Seller is aware no breach has been threatened.  The Seller is not aware of any matter which exists which might give rise to such a breach.

9.2	Trading Arrangements

9.2.1	The Disclosure Documents contain all material details of the terms on which the Company trades with its Material Customers and Material Suppliers.

9.2.2
During the 12 months ending on the date of this Agreement, there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company and no Material Customer or Material Supplier has ceased or substantially reduced its business with the Company and no indication has been received by the Company or the Seller that there will or may be any such change, cessation or reduction.

9.2.3	The Disclosure Letter contains the material details of all promotional offers made by the Company in the two years prior to the date of this Agreement.

9.3	Arrangements with the Seller

9.3.1
There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller or any Related Company of the Seller other than the Inter-Company Debt and the Disclosure Letter contains details of all such contracts or arrangements entered into between the Company and the Seller or any Related Company or connected person of the Seller in the two years preceding Completion.

9.3.2
Other than in relation to the Inter-Company Debt, neither the Seller nor a Related Company of the Seller is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the assignor would otherwise be entitled.

10	INTELLECTUAL PROPERTY

10.1	General

10.1.1	Save for software validly licensed to the Company, the Company is the sole legal and beneficial owner of the Company Intellectual Property.

10.1.2	The Disclosure Letter contains a complete and accurate list of all registered Company Intellectual property and applications for registration.

10.1.3	The Disclosure Letter contains a complete and accurate list of all material unregistered Company Intellectual Property.

10.1.4	The Disclosure Letter contains a complete and accurate list of all domain names used by the Company.

10.1.5	The Company Intellectual Property is free from Encumbrances and, so far as the Seller is aware, subsisting, valid and enforceable.

10.1.6
Nothing has been done, omitted or permitted by the Company and, so far as the Seller is aware, nothing has been done, omitted or permitted by any third party, which would cause the Company Intellectual Property to be subject to an action for revocation, compulsory licence, cancellation or amendment.

10.1.7	The Confidential Information is not subject to any disclosure obligation.

10.2	Renewals/maintenance

10.2.1	All fees for application, registration and renewal in relation to the registered Company Intellectual Property have been paid in full and on time.

10.2.2	All reasonable steps have been taken to diligently maintain, renew and protect the material Company Intellectual Property.

10.2.3
So far as the Seller is aware, all taxes and other payments have been made in respect of Company Intellectual Property and all governmental approvals required for the use or registration of the Company Intellectual Property have been obtained.

10.2.4
There are no actions that are required to be performed or fees to be paid in relation to the registered Company Intellectual Property within three (3) months of Completion the omission of which would jeopardise the validity of the registered Company Intellectual Property.

10.3	Sufficiency

The Company does not require any Intellectual Property other than the Company Intellectual Property in order to carry on the operation of the Business.

10.4	Licences Out

10.4.1
The Disclosure Letter contains a true and accurate list of all third parties who have a right to use or access the Company Intellectual Property along with the terms of the licences or permissions under which those rights are granted (including details of any amounts payable under those licences).

10.4.2
Save as disclosed under Warranty 10.4.1, the Company is not obliged to grant any third party the right to use or access the Company Intellectual Property nor to enter into any agreement which would grant such a right.

10.4.3
The Company is not in breach of any terms of an agreement under which a third party has a right to use or access the Company Intellectual Property nor is the Seller aware of any fact or matter which would or may give rise to a breach of such agreement.

10.4.4
The acquisition of the Shares by the Buyer will not result in the termination, or give any third party the right to terminate, any of the licences or permissions in relation to Company Intellectual Property that have been granted by the Company.

10.5	Licences In

10.5.1
The Disclosure Letter contains a true and accurate list of all licences or permissions or other arrangements under which the Company uses Intellectual Property owned by a third party excluding any shrink-wrap licences whose total cost to replace would not exceed £10,000.

10.5.2	Save as disclosed under Warranty 10.5.1, the Company does not use any third party Intellectual Property in order to carry on the operation of the Business.

10.5.3
The Company is not in breach of any terms of an agreement under which the Company has a right to use or access Intellectual Property owned by a third party nor is the Seller aware of any fact or matter which may give rise to a breach of such agreement.

10.5.4	The acquisition of the Shares by the Buyer will not result in the termination of any agreement under which the Company has a right to use or access Intellectual Property owned by a third party.

10.6	Infringement

10.6.1	The activities of the Company and the operation of the Business:

a)	have not infringed the Intellectual Property of any other person; and

b)	have not given rise to any obligation to pay any fee, compensation or other payments, except as disclosed in relation to licences under the Warranties at paragraph 10.5.

10.6.2
No proceedings, claims or complaints have been brought or threatened against the Company by any third party or competent authority alleging the activities of the Company or the operation of the Business infringes Intellectual Property owned by a third party or otherwise attacking the ownership, subsistence, validity or enforceability or grant of any of the Company Intellectual Property.

10.6.3
The Company is not subject to any injunction, undertaking or court order or requirement of any other authority of competent jurisdiction not to use or restricting the use of any Company Intellectual Property.

10.6.4	There has not been, and is not currently, any threatened or, so far as the Seller is aware, anticipated infringement or misuse by any third party of the Company Intellectual Property.

10.7	Use of name

The Company does not carry on, and has not in the last 3 years carried on, any business under any name other than its corporate name.

10.8	Confidentiality

10.8.1
The Company has not entered into any confidentiality or other agreement with any third party, nor is it subject to any duty owed to a third party, which restricts the free use or disclosure of any information used in the Business and there is no breach of any such agreement or duty by the Company nor, so far as the Seller is aware, any circumstances likely to give rise to any such breach by the Company.

10.8.2
So far as the Seller is aware, no disclosures have been made of technical information which would defeat the novelty of any invention which is the subject of a patent or patent application owned by the Company or an application which the Company intends to make.

10.8.3
The Company has not disclosed any of its know-how, trade secrets or list of customers to any other person except under a written confidentiality agreement.  All such agreements with third parties are set out in the Disclosure Letter.

10.9	Documents

All documents material to the Company’s title to, and validity, registrability and enforceability of, the registered Company Intellectual Property form part of the records or materials in the possession and ownership of the Company.

11	INFORMATION TECHNOLOGY

11.1	System and Documentation

11.1.1	A complete, accurate and up to date description (including system architecture) of the IT Systems is set out in the Disclosure Letter.

11.1.2	Complete and accurate copies of all IT Contracts are enclosed in the Disclosure Letter.

11.1.3	The Company does not have any Proprietary Software.

11.1.4	The IT Systems do not contain any third party software or systems which are not available from third party suppliers on arm’s length commercial terms.

11.1.5
The ownership, benefit or right to use the IT Systems will not be lost and none of the IT Contracts is liable to be terminated or otherwise materially affected by the execution or performance of this Agreement of itself, and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

11.1.6
The IT Contracts are valid and binding, the Company has complied with them in all material respects and no notices of breach or termination have been served on or by the Company in respect of any of the IT Contracts.

11.1.7	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

11.2	Functionality

11.2.1	The IT Systems as a whole and each part of them:

a)
are functioning in all material respects and so far as the Seller is aware have functioned consistently, accurately, efficiently and in accordance with all applicable specifications and requirements of the Business since being installed;

b)
have not been materially defective or materially failed to function or infected by a material software virus in respect of which remedial action was required, in each case during the 12 months immediately preceding Completion, and no significant or repeated disruption, loss or interruption in or to the use of the IT Systems has occurred in that period and the Seller is not aware of any fact or matter which may so disrupt, interrupt or affect the IT Systems following Completion;

c)	have capacity, functionality and performance which is satisfactory for the Business as currently conducted;

d)
so far as the Seller is aware, do not contain any material software virus and have not within the last twelve months been infected by any material software virus or, so far as the Seller is aware, accessed by any unauthorised person;

e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance.

11.3	Maintenance and Support

11.3.1
The Company has a sufficient number of employees who are technically competent and appropriately and adequately trained to ensure the satisfactory operation and use of the IT Systems to the full extent of the capability of the IT Systems without material assistance from any other person and to train others in such use.

11.3.2	The IT Systems as a whole and each part of them:

a)
have adequate security, back-up systems, duplication, hardware and software support, procedures and maintenance (including emergency cover) to preserve the availability, security and integrity of the IT Systems and the data processed and stored on the IT Systems to ensure that breaches of security and virus and virus infections are prevented; errors and breakdowns are kept to a minimum; and no material disruption will be caused in whole or part  to the business of the Company in the event of a breach of security, virus infection, error or breakdown;

b)	have been satisfactorily and regularly maintained and have the benefit of appropriate maintenance and support agreements.

11.3.3
The maintenance and support providers referred to in the IT Contracts have always fulfilled their obligations under those IT Contracts in accordance with their terms and the Seller is not aware that any third party intends to cease supporting or maintaining any part of the IT Systems.

11.3.4
The Company has exclusive possession or control of the source code of all software in the IT Systems or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software (as modified and updated from time to time) and reputable deposit agents (particulars of which are set out in the Disclosure Letter) which provide that, at least, the relevant source code will be made available to the Company in the event that the relevant licensor’s ability or willingness to maintain and support that software is in any way compromised.

11.3.5	The IT Systems and their methods of operation are comprehensively and clearly documented in documentation held by the Company.

11.4	Software

11.4.1	All material software used on or stored or resident in the IT Systems performs efficiently in accordance with its specification

11.4.2	No software owned by or licensed to the Company is used by or licensed or sub-licensed by the Company to any other person.

11.4.3
No person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems used by the Company or any part of them (including software) to prevent or impair the proper and efficient functioning of the IT Systems.

11.5	Data

All records and data stored by electronic means are capable of ready and prompt access through the IT Systems.

11.6	Security

The Company has prudent procedures (including in relation to off-site working where applicable) in place to ensure the security of the IT Systems.

11.7	Web

11.7.1	All the domain names used, in or in connection with the Business as presently carried on are listed in the Disclosure Letter (the “Domain Names”).

11.7.2
The Company is the sole owner of the Domain Names, together with the websites which may be accessed at the Domain Names (the “Websites”), including the goodwill, copyright and other Intellectual Property in, and content of, the Websites.

11.7.3
The Company does not operate any of the Websites in any manner nor allow hosting of material on them which is in breach of any laws, or other regulations having the force of law, applicable to the Internet.

11.7.4	All contracts and policies relating to the Websites are included in the IT Contracts.

11.8	Outsourcing

The Company has not outsourced the whole or any part of the IT Systems or any services relating to them.

11.9	Disruptions/Disaster recovery

The Company does not have a disaster recovery plan in respect of the IT Systems.

12	LIABILITIES

12.1	The Company has not, in the last 6 years, applied for or received a grant, subsidy or financial assistance from any government department or agency or a local or other authority.

12.2
Save for any condition or warranty implied by law, the Company has given no guarantee, condition or warranty or made any representation in respect of any product or service it has supplied or accepted any obligation which could give rise to any liability after any products or services have been supplied or provided by it.

12.3
In the two (2) years immediately preceding Completion, the Company has not agreed to take back, replace or make good any faulty or defective products or to repeat any defective services free of charge or otherwise or to issue a credit note or to write off or reduce indebtedness in respect of any faulty or defective products or services supplied by the Company, either in an amount in excess of £15,000 per incident or in excess of £175,000 in aggregate during such two-year period.  So far as the Seller is aware, no matters exist which are likely to give rise to a liability to the Company in respect of any faulty or defective products or any defective services in excess of £15,000 per incident or in excess of £175,000 in aggregate.

12.4
The Company has not received notice of any claim which remains outstanding alleging any breach of representation, warranty or condition or any deficiency of design, defect in or lack of fitness for purpose of any products or services supplied or provided by the Company, nor so far as the Seller is aware are there are any circumstances which could give rise to any such claim.

13	PERMITS

13.1	The Company has obtained and complied with the terms and conditions of each Permit (full and accurate details of which are contained in the Disclosure Letter).

13.2
So far as the Seller is aware there are no pending or threatened proceedings which might in any way affect the Permits and the Seller is not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

14	LITIGATION AND COMPLIANCE WITH LAW

14.1	Litigation

14.1.1
Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two (2) years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding (“Proceeding”) in any jurisdiction.  No Proceeding in any jurisdiction is pending or threatened by or against the Company or, so far as the Seller is aware, a person for whose acts or defaults the Company may be vicariously liable.

14.1.2
No matter exists which is likely to give rise to a Proceeding in any jurisdiction involving the Company or, so far as the Seller is aware, a person for whose acts or defaults the Company may be vicariously liable.

14.1.3
There is no outstanding judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.

14.2	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 14.1.

14.3	Compliance with law

The Company has conducted its business and dealt with its assets in accordance in all material respects with all applicable legal and administrative requirements in any jurisdiction in which it carries out business.

14.4	Investigations

Neither the Company nor (so far as it relates to the Business) any director of the Company is or has been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is threatened or, so far as the Seller is aware, pending and neither has it received any request for information from any court or governmental authority.  So far as the Seller is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

14.5	Unlawful payments

Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable (including the Company’s officers, agents and employees) has:

14.5.1	induced any person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

14.5.2	offered or made an unlawful or immoral payment, contribution, gift or other inducement to any government official or employee; or

14.5.3	directly or indirectly made an unlawful contribution to a political activity.

14.6	Anti-corruption, anti-terrorism and anti-money laundering

The Company has, at all times, conducted its business in all material respects in accordance with Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws and has in place adequate procedures designed to prevent its associated persons (within the meaning of section 8 of the Bribery Act 2010) from undertaking conduct which would constitute an offence under section 7(1) of that Act.

14.7	Competition law

14.7.1
The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such Competition Law.

14.7.2
The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of any business carried on at Completion by the Company.

14.7.3
The Company has not received during the three years preceding this Agreement any enquiries, requests or any other formal or informal communication from any relevant government body, agency or authority responsible for enforcing Competition Law in any jurisdiction.

14.8	Data protection

14.8.1	The Company has complied in all material respects with the provisions of the Data Protection Act 1998 (“DPA”), all regulations made under it and the principles contained in Schedule 1 of the DPA.

14.8.2	The Company has not been served with any notice by the Data Protection Registrar, the Information Commissioner or a data subject (as defined by the DPA) under the DPA.

14.8.3	There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company nor any outstanding applications for rectification or erasure of personal data.

14.8.4	There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data.

15	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this Agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

16	DIRECTORS AND EMPLOYEES

16.1	Particulars of officers and employees

16.1.1	The name of each person who is a director of the Company is set out in part 1 of Schedule 1.

16.1.2
The Disclosure Letter contains anonymised details of every employee, worker and officer of the Company and consultant to the Company (including job title, date of commencement of employment or engagement, notice period and date of birth) and there are no other individuals employed or engaged by the Company.

16.1.3
No employee of the Company or any other individual is, or has been offered the opportunity, or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

16.2	Remuneration and benefits

16.2.1	The Disclosure Letter contains anonymised details of all remuneration and emoluments payable and any other benefits (including those received otherwise than in cash):

a)	actually provided; or

b)	which the Company is bound to provide (whether now or in the future)

to each officer, worker and employee of the Company and consultant to the Company or any of their dependants together with the terms on which such remuneration, emoluments and benefits are payable.  Such details include particulars and details of participation in all medical and permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for all or any employees or former employees of, workers of, officers of or consultants to the Company or their dependants whether legally binding on the Company or not.

16.2.2
The Company is not a party to, bound by or proposing to introduce in respect of any of its directors, workers or employees any share option, profit sharing, bonus, incentive, commission or any other scheme relating to the profit or sales of the Company.

16.3	Terms and conditions

16.3.1
The Disclosure Letter contains details of all material terms and conditions of employment or engagement of every employee, worker and officer of the Company and consultant to the Company, including copies of all the standard terms and conditions, staff handbooks and policies which apply to employees and/or workers of the Company, and identifies which terms and conditions apply to which employees and/or workers.

16.3.2
There are no terms and conditions in any contract with any director, officer, worker, consultant or employee of the Company pursuant to which such persons will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

16.3.3	The Company has not offered, promised or agreed to any future variation in the contract of any employee, worker or officer of the Company.

16.3.4	The Company has not altered (whether to take effect before, on or after Completion) the contract of any employee, worker or officer in the 3 months prior to Completion.

16.3.5	All employees of the Company have received a written statement of particulars of their employment as required by section 1 of the Employment Rights Act 1996.

16.4	Loans

There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers, workers, consultants or employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

16.5	Notice of termination and leave of absence

16.5.1	No director, officer, worker or employee of the Company or consultant to the Company has given or received notice to terminate his employment or engagement.

16.5.2
There are no directors, officers, workers, consultants or employees of the Company who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

16.6	Payment up to Completion

The Company has discharged its obligations in full in relation to salary, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, tax, national insurance and all other benefits and emoluments relating to its employees, officers, workers and consultants.

16.7	Industrial relations

16.7.1
No trade union, works council or association of trade unions or other body representing workers is recognised by the Company for collective bargaining purposes nor has the Company done any act which might be construed as recognition.  There has been no request for recognition of any trade union and no such request is pending.

16.7.2
There is no existing, nor so far as the Seller is aware threatened or pending industrial or trade dispute or action, official or unofficial, involving the Company and any of its employees and there are no referrals to or applications pending before the Central Arbitration Committee.

16.8	Claims by employees

No past or present director, officer, worker, consultant or employee of the Company has any claim or right of action against the Company including:

16.8.1	in respect of any accident or injury which is not fully covered by insurance; or

16.8.2	for wrongful dismissal, breach of any contract of services or for services; or

16.8.3	for loss of office or arising out of or connected with the termination of his office or employment; or

16.8.4	for any payment under any Employment Laws; or

16.8.5	to reinstate or re-engage any former employee,

and so far as the Seller is aware no circumstances have arisen, or event or inaction has occurred, which could reasonably be expected to give rise to any such claim.

16.9	Enquiries

16.9.1
There are no enquiries or investigations existing, nor so far as the Seller is aware pending or threatened affecting the Company in relation to any directors, officers, workers or employees by the Information Commissioner, Pensions Ombudsman, Central Arbitration Committee, Commission for Equality and Human Rights or the Health and Safety Executive or any other bodies with similar functions or powers in relation to employees or workers.

16.9.2
There are no terms or conditions under which any director, officer, worker or employee of the Company is employed or engaged, nor so far as the Seller is aware has anything occurred or not occurred prior to Completion, that may reasonably be expected to give rise to any claim for equal pay, discrimination, harassment, victimisation or otherwise either under domestic United Kingdom law (including the Equality Act 2010) or European law whether by a former, current or prospective director, officer, worker, consultant or employee.

16.10	Compliance with laws

The Company has complied in all material respects with all Employment Laws.

16.11	TUPE

No director, officer, worker or employee has previously transferred to the Company by operation of TUPE (or its predecessor) and the Company has not participated in any transaction to which TUPE applies.

16.12	Records

The Company has maintained adequate, accurate and up to date records regarding its directors, officers, workers and employees and such records comply with the requirements of the Data Protection Act 1998.

16.13	Business is conducted by employees

16.13.1
The Company has not entered into any agreement or arrangement for the management or operation of the Business or any part thereof other than with its own employees and, in particular, the Company has not engaged any workers through any employment agency.

16.13.2	All of the employees, workers and officers employed or engaged in the Business are employed by the Company.

16.14	Offers of employment

No outstanding offer of employment or engagement has been made by the Company to any person nor has any person accepted an offer of employment or engagement made by the Company but who has not yet commenced such employment or engagement.

16.15	Disciplinary and grievance procedures

Within the previous 2 years no director or employee of the Company has been subject to any disciplinary proceedings nor has any director or employee raised a grievance under the Company’s relevant procedures and the Seller is not aware of any matters which might reasonably be expected to give rise to any such a grievance.

16.16	Immigration requirements

16.16.1	The Company has not employed any director, officer, worker or employee that it suspects, knows or ought reasonably to know is an illegal worker.

16.16.2
In respect of all its directors, officers, workers and employees the Company has carried out the correct checks to provide it with a statutory defence/excuse to any future liability for employing an illegal immigrant under the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006.

16.16.3
All directors, officers, workers and employees of the Company who require authorisation to work in the UK have obtained such authorisation covering the entire period of their employment with the Company and will have such authorisation in force at Completion.

17	PENSIONS

17.1	Auto enrolment

17.1.1
The Company has complied with its obligations concerning automatic enrolment under the Pensions Act 2008, all regulations made thereunder and any associated legislation and the Disclosure Documents include a letter from the Pensions Regulator confirming the Company’s automatic staging date. No notices, fines or other sanctions have been issued by the Pensions Regulator and there are no instances of non-compliance with the automatic enrolment obligations which have been (or which the Seller knows is likely to be) notified to the Pensions Regulator in respect of the Company.

17.1.2
The Company has not carried out any acts or omissions to act which might reasonably be considered to constitute an inducement to opt out of an automatic enrolment scheme under the provisions of the Pensions Act 2008.

17.2	Pensions arrangements disclosed

Save under the group personal pension scheme with Scottish Widows (the “Disclosed Scheme”) and the state pension schemes, the Company has no obligation or commitment to pay, provide or contribute towards any relevant benefits within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exception contained in that section), including the making of any payment of contributions to or remuneration specifically referable to contributions to any personal pension scheme, stakeholder pension scheme, retirement annuity contract or similar arrangement (“Relevant Benefits”) to or in respect of any person. The Company has not at any time participated in or contributed towards any former scheme or arrangement (“Former Scheme”) which has as its purpose or one of its purposes the provision of Relevant Benefits (other than schemes which have been fully wound up).

17.3	Money purchase schemes

The Disclosed Scheme provides only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and no promise or assurance has been given to any person that his or her benefits under the Disclosed Scheme will be calculated by reference to any person’s remuneration or equate to any particular amount.  The Company does not and has never operated or participated in any defined benefit or hybrid pension schemes.

17.4	Ex gratia payments

Save under the Disclosed Scheme, the Company is not due to make any voluntary or ex gratia payments of Relevant Benefits to or in respect of any person.

17.5	Disclosure of documents

Material details of the Disclosed Scheme are set out in the Disclosure Letter.

17.6	Registration

The Disclosed Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004.

17.7	Payment of Contributions

All contributions, fees, charges, expenses and premiums which have become payable to or under the Disclosed Scheme by or in respect of any current and former employees and officers have been duly paid within any applicable prescribed period under the Pensions Act 1995 and the Pensions Act 2004.  The contribution rates set out in the Disclosure Letter are the current rates applicable and payable by the Company.

17.8	Legal compliance

17.9	The Company has complied with all material legal and regulatory requirements applicable to it in respect of the Disclosed Scheme.

17.10	Claims and litigation

No claim or complaint has been made or threatened against the Company in connection with the Disclosed Scheme (other than routine claims for benefits) or generally in respect of the provision of Relevant Benefits and so far as the Seller is aware there are no circumstances which may give rise to any such claim or complaint.

18	INSOLVENCY

18.1
The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the Company nor has it stopped paying its debts as they fall due.

18.2	No order has been made, petition presented or resolution passed for the winding-up of the Company or for the appointment of a provisional liquidator to the Company.

18.3
No notice of intention to appoint an administrator or notice of appointment of administrator in respect of the Company has been filed at court nor has any resolution been passed authorising the filing of a notice of intention to appoint an administrator or a notice of appointment of an administrator and no administration order has been made and no application for an administration order has been lodged at court or presented in respect of the Company.

18.4	No receiver, receiver and manager or administrative receiver has been appointed over the whole or part of the Company’s business or assets.

18.5
No formal written demand for repayment of monies has been received by the Company from its bankers, nor has any demand been served on the Company by any of its creditors pursuant to section 123(1)(a) of the Insolvency Act 1986.

18.6	No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Company.

18.7
No compromise or arrangement under Part 26 of the Companies Act 2006 (or under the provisions of s.425 of the Companies Act 1985 before its repeal) has been proposed, agreed to or sanctioned in respect of the Company.

18.8	The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

18.9
The Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2)).

18.10	The Company has not stopped paying its debts as they fall due.

18.11	No distress, execution charging order, garnishee order or other process has been levied on or applied for in respect of an asset of the Company.

18.12	There are no unsatisfied judgments or court orders outstanding against the Company.

18.13	No action is being taken by the Registrar of Companies to strike the Company off the register under section 1000 of the Companies Act 2006.

18.14	None of the events referred to in paragraph 18.1 to 18.13 has occurred in relation to the Seller.

19	PROPERTIES

19.1	The Properties

19.1.1	The Properties comprise all of the premises and land owned, occupied or otherwise used in connection with the Business or in which the Company has any rights, interest or liability.

19.1.2	The information relating to the Properties set out at parts 1 and 2 of Schedule 2 is true, complete and accurate.

19.1.3	The Company has not entered into any agreement to acquire an interest in, or dispose of, any premises or land which has not been completed.

19.2	The Properties

With respect to the leases (which expression includes underleases) under which the Properties are held:

19.2.1
there is no breach of covenant, restriction or obligation relating to the Properties which is material or persistent or which would entitle or require any person to exercise any powers of re-entry and taking possession of any of the Properties or any part of them;

19.2.2
each such Property is held under the terms of the lease which is summarised in part 1 of Schedule 2 and so far as the Seller is aware no licences or collateral assurances, undertakings or concessions have been granted;

19.2.3	the rent referred to in part 1 of Schedule 2 is the current rent payable under the relevant lease;

19.2.4
the Company has received no complaint regarding any alleged breach of the covenants on the part of the tenant and conditions contained in the leases and the last demands (or receipts if issued) for rent were unqualified, and all the leases are valid and in full force;

19.2.5
all licences, consents and approvals required from the landlord and any superior landlord have been obtained and the Company has not received notice of any breach of the covenants on the part of the tenant contained in such licences, consents and approvals;

19.2.6
the Company has not served any notices in relation to the Properties under Section 26 of the Landlord and Tenant Act 1954 nor has it received any notice under Section 25 of that Act in relation to the Properties and where any such notices have been served or received all counter-notices and court applications have been made within the appropriate time limits in order to preserve the Company's rights in respect of any such Properties.

19.2.7	there are no arrears in respect of any:

i	rents payable; or

ii	service charges or other monies that have been demanded;

in relation to any of the leases under which the Properties are held.

19.3	Town and Country Planning and Statutory Requirements

19.3.1	The Company is using the Properties for the permitted use as defined under the terms of each lease.

19.3.2	In the last five years, the Company has received no notice of any breach of the Planning Acts.

19.4	Contingent Liabilities

19.4.1
The Company is not actually or contingently liable in relation to any freehold or leasehold property (whether as owner or former owner or as tenant or former tenant of any such property or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected with such property) other than the Properties.

19.4.2
So far as the Seller is aware, there are no material structural defects at any of the Properties, the existence of which would necessitate material expenditure by the Company in the 12 months following Completion and which would prevent the Company from operating its business (as carried on at Completion) in the ordinary course during that period if such expenditure were not incurred.

19.5	Preliminary Enquiries

All replies to enquiries raised by the Buyer’s Solicitors in respect of the Properties are in all material respects true, complete and accurate.

19.6	Statutory Obligations, Notices and Orders

So far as the Seller is aware no notice, order, proposal, application, request or schedule of dilapidations affecting or relating to the Properties has been served or made by any authority or other person or by the Company and, so far as the Seller is aware, there are no circumstances which are likely to result in any being served or made.

20	ENVIRONMENTAL MATTERS

20.1	All Environmental Permits are in full force and effect and all conditions attached to such Environmental Permits have been complied with in all material respects.

20.2
The Company and, so far as the Seller is aware, its officers, agents and employees have at all times complied in all material respects with all Environmental Laws and the Company has not received any formal written communication which is outstanding from any competent authority or third party alleging that the Company is in breach of any Environmental Laws.

20.3
So far as the Seller is aware, the Company has not caused or knowingly permitted the presence of any Hazardous Items in breach of any Environmental Laws which give rise to any liability on the part of the Company.

20.4
The Company is not required to participate in the current phase of the CRC Energy Efficiency Scheme established by the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768) and replaced by the CRC Energy Efficiency Scheme Order 2013 (SI 2013/1119) (the “CRC”) and was not required to participate in any previous phase of the CRC.

SCHEDULE 4 – TAX

PART 1 - TAX COVENANT, DEFINITIONS AND INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

In this Schedule 4:

1.1
words and expressions defined in clause 1 of this Agreement have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them;

1.2	the following words and expressions have the following meanings:-

“Buyer’s Relief”	means any Post Completion Relief;
“Buyer’s Tax Group”	the Buyer and any other company or companies which are at any time treated as members of the same group as, or otherwise connected or associated with, the Buyer for any Tax purpose;
“CAA”	the Capital Allowances Act 2001;
“Claim for Tax”
any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or the preparation or submission of any notice, return or assessment or any other circumstances indicating that a Group Company is or may be placed or is sought to be placed under a Liability for Tax;

“CTA”	the Corporation Tax Act 2009;
“Covenant Claim”	any claim made pursuant to paragraph 2 of part 1 of this Schedule;
“Event”	means any transaction, act, event, omission, circumstance or change of circumstance of whatever nature whether or not a Group Company was a party thereto and includes (without limitation) Completion;
“FA”	the Finance Act;
“Group Relief”
means any of the following:

a)any relief capable of being surrendered or claimed pursuant to Part 5 CTA 2010;

b)any advance corporation tax capable of being surrendered or claimed pursuant to Regulation 15 Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999;

c)any refund of Tax capable of being surrendered or claimed pursuant to section 963 CTA 2010;

d)the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A TCGA;

e)amounts eligible for surrender under the Double Tax Relief (Surrender of Relievable Tax Within a Group) Regulations 2001; and/or

f)any reallocation of a chargeable realisation gain in accordance with section 792 CTA;

“HMRC”	Her Majesty’s Revenue & Customs;
“IHTA”	the Inheritance Tax Act 1984;
“Incurred”
the earlier of the date on which payment has been made by the Buyer or a Group Company in respect of the costs and expenses in question or the date on which an invoice has been received by the Buyer or a Group Company in respect of such costs and expenses from any person entitled to the payment of such costs and expenses;

“ITA”	the Income Tax Act 2007;
“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;
“Liability for Tax”
means:

a)any liability (including a liability which is a primary liability of some other person and whether there is a right of recovery against another person) to make an actual payment or increased payment of Tax whether or not such liability has been discharged prior to Completion; and

b)any liability (including a liability which is a primary liability of some other person and whether there is a right of recovery against another person) to make an actual payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use or setting-off of any Buyer’s Relief;

“Post Completion Relief”
means:

a)any Relief which arises in respect of or by reference to any Event occurring after Completion (other than any Relief arising under paragraph 4.3); and/or

b)any Relief arising to any member of the Buyer’s Tax Group (other than a Group Company);

“Relief”
any loss, relief, allowance, exemption, set off, rebate, refund, deduction, right to repayment or credit or other relief of a similar nature from or relating to Tax or relating to the computation of income, profits or gains for the purpose of any Tax;

“Seller’s Tax Group”	means the group of companies consisting of the Seller and any other company which is treated as a member of the same group of companies under Part 5 CTA 2010;
“Tax”
any tax, duty, contribution, impost, withholding, levy, deduction, rate or charge in the nature of tax, whether domestic or foreign, national or local, and any fine, penalty, surcharge or interest connected therewith including corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld at source), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, land fill tax but excluding all business rates, water rates and local authority or utility charges;

“ Tax Authority”
any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including HMRC;

“TCGA”	the Taxation of Chargeable Gains Act 1992;
“TIOPA”	the Taxation (International and Other Provisions) Act 2010;
“TMA”	the Taxes Management Act 1970;
“VATA”	the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made under that Act,
1.3
references to income or profits or gains earned, accrued or received or an Event which has occurred include income or profits or gains deemed for any Taxation purpose (as opposed to any accounting purpose) to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be; and

1.4	all references to paragraphs are references to paragraphs of part 1 of this Schedule unless otherwise stated.

2	COVENANT

2.1	The Seller hereby covenants to pay to the Buyer (and its successors in title) an amount equal to:

2.1.1	any Liability for Tax of a Group Company arising in respect of, by reference to or in consequence of:

a)	any Event which occurred on or before Completion;

b)	any income, profits or gains earned, accrued or received on or before Completion or in respect of a period ending on or before Completion; or

c)
any supply for the purposes of VAT before or after Completion by any company other than a Group Company which is or was a member of any VAT group for the purposes of section 43 VATA of which a Group Company was a member at any time before Completion;

2.1.2
any liability of a Group Company to make any payment for Group Relief (other than to any other Group Company) or to repay in whole or in part any payment for Group Relief or the loss of the right to receive in whole or in part any payment for the surrender of Group Relief pursuant to any agreement or claim made on or before Completion (including, to avoid doubt, the agreed arrangements between the Seller and the Buyer for the surrender of Group Relief under paragraph 12);

2.1.3
any Liability for Tax of a Group Company which is a liability for inheritance tax or any related interest or penalties, whether arising before or after Completion as a result of any transfer of value made by or to a Group Company prior to Completion (whether or not in conjunction with the death of any person whenever occurring);

2.1.4
any Liability for Tax of a Group Company arising in respect of, by reference to or in consequence of an Event occurring or any income profits or gains earned, accrued or received at any time and for which a Group Company is liable as a result of any time before Completion being:

a)	a member of a group for any Tax purposes and any other person (other than another Group Company) failing to discharge any Liability for Tax; or

b)	under the control of any person or associated with any person (other than a Group Company) and that person or any other person failing to discharge any Liability for Tax;

2.1.5
any liability of the Buyer or a Group Company to pay or account for income tax under the PAYE system or for employee’s or employer’s national insurance contributions (together with any related interest and/or penalties) which arises at any time in respect of any employee or officer or former employee or officer of a Group Company and which relates to:

a)	the acquisition, exercise, disposal, release or variation of any option or other right to acquire shares or an interest in shares granted prior to Completion;

b)
the acquisition, disposal, release or variation of, or the receipt of any benefit or other Event occurring in respect of, any shares, rights attaching to shares or interest in shares acquired on or before Completion;

c)
the acquisition, disposal, release or variation of, or the receipt of any benefit or other event occurring after Completion in respect of, any shares, rights attaching to shares or interest in shares acquired as the result of the exercise of any option or right or the vesting of any interest or right granted on or before Completion; or

d)
any “relevant step” taken by any “relevant third person” on the direct or indirect instructions of, or for the benefit of, the Seller or any person “linked” with the Seller (in each case as defined in Part 7A ITEPA);

e)	the payment of the Consideration; or

f)
the failure after Completion by any employee to make good to a Group Company after Completion any income tax for which a Group Company is required to account in respect of any notional payment (as defined in section 222 ITEPA) and arising in respect of any shares, options, rights, interests, payments or arrangements referred to in any of paragraphs 2.1.5(a) to (e) above;

2.1.6
any liability of a Group Company to make a payment or repayment in respect of Taxation under any covenant or indemnity relating to Tax entered into on the sale of any shares by a Group Company on or before Completion; and

2.1.7
any reasonable costs and expenses properly incurred by the Buyer and/or a Group Company in connection with any liability under paragraphs 2.1.1 to 2.1.6 or in successfully taking or defending any action under part 1 of this Schedule.

2.2	Any payments made pursuant to part 1 of this Schedule shall (to the extent legally possible) be treated as an adjustment to the Consideration.

3	EXCLUSIONS

3.1	The covenants contained in paragraph 2 shall not apply and the Buyer shall not be entitled to bring a Covenant Claim under them or a claim under the Tax Warranties to the extent that:

3.1.1
identifiable provision or reserve was made for such liability in the Completion Accounts (excluding the notes to the Completion Accounts and excluding any provision or reserve made in respect of deferred Tax);

3.1.2
the liability in question would not have arisen but for any change in legislation relating to, or an increase in the rates of, Tax introduced or made in either case after the date of this Agreement whether or not with retrospective effect save where:

a)	such legislation or increase has been made public prior to Completion;

b)	such change has the effect of countering, retrospectively, any scheme or arrangement, the sole or main purpose (or one of the main purposes) of which was the avoidance of Tax; or

c)	the change is a change to the applicable rate of interest accruing on underpaid Tax;

3.1.3
such liability would not have arisen but for any voluntary act or omission of a Group Company or the Buyer or any member of the Buyer’s Tax Group after Completion outside the ordinary course of business of the relevant Group Company which the Buyer knew (or ought reasonably to know) would give rise to such liability but excluding any act:

a)	carried out pursuant to a legally binding obligation of a Group Company entered into prior to Completion;

b)	carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

c)	taking place with the written consent of the Seller;

d)	consisting of a disclosure to a Tax Authority which the Buyer (acting reasonably) considers is necessary to be made pursuant to any law or published guidance or practice of a Tax Authority;

e)	consisting of the payment of stamp duty in respect of any document executed prior to Completion or the bringing into the United Kingdom of any document executed prior to Completion; or

f)	any act permitted by paragraph 6 (Disputes and conduct of claim for tax) or paragraph 11 (Management of pre-completion tax affairs);

3.1.4	such liability was discharged on or before Completion and such discharge was reflected in the Completion Accounts;

3.1.5	payment has already been made in respect of such liability under this Agreement or pursuant to a statutory right of recovery;

3.1.6
such liability arises in respect of the actual (as opposed to deemed) earning or receipt for any Taxation purposes of any income, profit or gain which is not recognised in the Completion Accounts, but which should have been recognised in the Completion Accounts;

3.1.7
such liability would not have arisen but for any Group Company changing any of its accounting policies, bases or practices (including the date to which the Group Company prepares its accounts, the treatment of timing differences, the bases on which the Group Company values its assets and Taxation reporting practice) after Completion except to the extent that such change is necessary in order to comply with  generally accepted accounting principles or other relevant financial or accounting standards applicable to the relevant Group Company prior to Completion;

3.1.8
such liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of any Group Company or the Buyer after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was taken into account in the preparation of the Completion Accounts;

3.1.9
such liability would not have arisen but for the withdrawal or amendment by the Buyer or any Group Company after Completion of any election, claim, surrender, disclaimer, notice or consent validly made by a  Group Company prior to Completion in relation to any Relief;

3.1.10
such liability is a liability to interest and/or penalties which would not have arisen but for any failure or delay by the Buyer or any Group Company in paying over to any Taxation Authority any payment previously made by the Seller under this Agreement; or

3.1.11	any Relief (other than a Buyer’s Relief) is available (or is made available at no cost to the relevant Group Company) to eliminate or reduce the liability.

4	OVERPROVISIONS AND SAVINGS

4.1
If, on or before the seventh anniversary of Completion, the parties (acting reasonably) agree (or, failing such agreement a Group Company’s auditors have determined (as experts and not as arbitrators and at the request and expense of the Seller)) that any provision for Tax in the Completion Accounts (excluding any provision for deferred Tax) has proved to be an overprovision (“Overprovision”), the amount of such overprovision (calculated in accordance with paragraph 4.2) less an amount equal to all reasonable costs and expenses incurred by the Buyer or a Group Company in respect of or in consequence of complying with its obligations pursuant to this paragraph 4 shall be dealt with in accordance with paragraph 4.4.

4.2	The amount of the overprovision shall be calculated on the basis that no overprovision may arise or be increased by or as a result of:

4.2.1	a change in legislation announced after Completion;

4.2.2	any Post Completion Relief;

4.2.3	any act of the Buyer or a Group Company carried out after Completion;

4.2.4	the fact that any provision for Tax is excessive because the profits of a Group Company for any period prior to Completion are less than as stated in the Completion Accounts.

4.3
If the parties (acting reasonably) agree (or, failing such agreement a Group Company’s auditors determine (as experts and not as arbitrators and at the request and expense of the Seller)) that any Liability for Tax or other liability which has resulted in a payment having been made by the Seller under part 1 of this Schedule has given rise to a Relief for a Group Company or the Buyer (other than a Buyer’s Relief) which would not otherwise have arisen, then, as and when the liability of a Group Company or the Buyer to make an actual payment of Tax is reduced by reason of that Relief or any Group Company or the Buyer obtains a repayment of Taxation by reason of that Relief the amount by which that liability is so reduced  or the amount of the repayment less an amount equal to all losses and interest and reasonable costs, and expenses and Tax incurred by the Buyer or a Group Company in respect of or in consequence of taking such action (save to the extent that any such losses, costs, interest, damages, expenses or Tax has been paid by the Seller or reimbursed by the Seller to any Group Company or the Buyer) shall be dealt with in accordance with paragraph 4.4 below.

4.4	Where is it provided under paragraph 4.1 or 4.3 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph:

4.4.1	the Relevant Amount shall first be set off against any payment then due from the Seller pursuant to a Tax Claim;

4.4.2	secondly, to the extent that there is an excess, the Buyer will, within two Business Days, pay to the Seller the lesser of:

a)	the amount of the excess; and

b)	and amount previously paid by the Seller under this Agreement; and

c)	the remainder of any Relevant Amount (if any) shall be carried forward to offset against any further payment from due the Seller pursuant to a Covenant Claim or any other claim under this Agreement

4.5
The Buyer will procure that each Group Company uses any Relief available to it which would give rise to a Relevant Amount as soon as it is reasonably practicable for the Group Company to do so but, for the avoidance of doubt, nothing in this paragraph 4 or otherwise shall oblige the Buyer to procure that a Group Company uses any Relief that would give rise to a Relevant Amount in priority to any Buyer’s Relief that may be available.

4.6
The Buyer will inform the Seller as soon as reasonably practicable after it or any Group Company becomes aware that a Group Company may obtain a Relief that may give rise to a Relevant Amount or that there may be an Overprovision and shall provide such information and assistance as is reasonably requested by the Seller to allow the Seller to calculate any such Overprovision or Relief.

4.7
Where any such determination as is mentioned in paragraph 4.1 or 4.3 has been made, the Buyer or a Group Company may (at the cost of the person making such request) request the auditors of a Group Company for the time being to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

4.8
If the auditors determine under paragraph 4.7 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 4.1 or 4.3 as the relevant amount in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue such amendment shall be made as soon as practicable by the Seller to the Buyer or by the Buyer to the Seller (as the case may be).

4.9
In respect of any determination made by the auditors of a Group Company in accordance with this paragraph 4, the Seller can (at its reasonable cost and expense) request that such determination is also made by an independent professional adviser with the requisite expertise and experience (such adviser as agreed between the parties (each acting reasonably and without undue delay) or, where no such agreement can be reached within 10 Business Days of a request to do so, as appointed by the President of the Institute of Chartered Accounts of England and Wales upon written request by either of them). To the extent the independent adviser’s determination differs from the auditors of the relevant Group Company, the determination of the independent adviser will apply for the purposes of this paragraph 4. The Buyer shall, and will procure that its professional advisers and the Group Companies shall, provide all information and documentation reasonably requested by the independent adviser to enable the adviser to make the necessary determination.

5	RECOVERY FROM OTHER PERSONS

5.1
If the Seller has paid the Buyer in full in respect of a Tax Claim and a Group Company is (within seven years of Completion) entitled to recover from any third party (including a Tax Authority but excluding another Group Company or the Buyer) any sum in respect of the matter to which the payment made by the Seller relates, then the Buyer shall or shall procure that a Group Company shall take such action as the Seller may reasonably request in writing to enforce such recovery against the person in question PROVIDED THAT the following condition is adhered to: the Seller agrees to pay to the Buyer and each Group Company in cleared funds an amount equal to any reasonable costs and expenses which are properly incurred by either the Buyer and/or that Group Company in taking such action and the Buyer may send a written demand for payment of such costs and expenses once they have been Incurred.

5.2
The Buyer shall account to the Seller for any sum so recovered (including any interest or repayment supplement paid by such person) less all costs and expenses of recovery to the extent not previously paid by the Seller and after deducting any Tax chargeable on a Group Company in respect of the recovery in question (or which would have been so chargeable but for the use or set-off of any Buyer’s Relief), provided that the amount payable by the Buyer under this paragraph shall not exceed the amount paid by the Seller in respect of the relevant Covenant Claim.

6	DISPUTES AND CONDUCT OF CLAIM FOR TAX

6.1
If the Buyer or any Group Company becomes aware of a Claim for Tax which could give rise to a Tax Claim, the Buyer shall as soon as reasonably practicable (and in any event within 10 Business Days of the Buyer or any Group Company becoming aware that there may be a Tax Claim) give written notice thereof to the Seller and such written notice shall contain reasonable details (including quantum) of the Liability for Taxation or other liability to which the Tax Claim relates).

6.2
The Buyer shall and shall procure that the relevant Group Company shall take such action and gives such information and assistance in connection with its Taxation affairs as the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or compromise any Claim for Tax (such a Claim for Tax where action is so requested being a "Dispute")  provided that:

6.2.1
the Seller agrees to pay to the Buyer and each Group Company in cleared funds an amount equal to any costs incurred by either the Buyer and/or that Group Company in taking such action and the Buyer may send a written demand for payment of such costs and expenses once they have been Incurred;

6.2.2
neither the Buyer nor a Group Company shall be obliged to take any action pursuant to this paragraph 6 which would involve contesting a Dispute beyond the first appellate body (excluding the Tax Authority demanding the Tax in question) in the jurisdiction concerned unless the Seller obtains an opinion from tax counsel of five years call that it is reasonable to make such appeal;

6.2.3
where the Tax liability which is the subject of the Dispute (the “Disputed Tax”) is required to be paid as a precondition to an appeal or before any other action requested by the Seller may be taken, a Group Company shall not be obliged to take any such action until the Seller shall have paid to the Buyer or a Group Company an amount equal to such Disputed Tax for the purpose of discharging the same (and the Buyer agrees that it shall (and shall procure that the Group Company) promptly pays an amount equal to the Disputed Tax to the relevant Taxation Authority).

6.3	The Buyer will inform the Seller of all matters relating to any Dispute and will provide the Buyer with copies of all written correspondence and other documents relating thereto.

6.4
The Buyer will not (and will procure that the relevant Group Company does not) without the prior consent of the Seller, such consent not to be unreasonably withheld or delayed, in relation to such Claim for Tax:

6.4.1	transmit any material communication (whether written or otherwise) to any Taxation Authority;

6.4.2	settle or compromise the relevant Tax Claim; or

6.4.3
agree any matter which is likely to affect the amount of the relevant Claim for Tax (or any future Liability for Taxation or other liability for which the Seller may be liable under this Schedule or for breach of any of the Taxation Warranties).

6.5	The provisions of this paragraph 6 shall not apply or, if the provisions of this paragraph 6 already apply, the Seller‘s rights under this paragraph 6 shall cease to apply if:

6.5.1
the Seller takes corporate action, or other steps are taken or legal proceedings are started for its winding up, dissolution, administration or for the appointment of a receiver, administrator, trustee or similar officer of it or of any of its assets; or

6.5.2	the Seller is unable to pay debts as they fall due;

6.5.3
a Tax Authority successfully demonstrates that there has been fraudulent conduct or conduct involving dishonesty on the part of a Group Company or any person acting on its behalf in relation to the matter giving rise to the Claim for Tax.

6.6	The Buyer shall be free to satisfy or settle the relevant Claim for Tax on such terms as it may in its absolute discretion think fit if:

6.6.1	the Seller does not request the Buyer to take any action in relation to the Claim for Tax within 20 Business Days starting on the date that any notice under paragraph 6.1 is received by the Seller;

6.6.2
the Seller does not request that any further action be taken in respect of the Claim for Tax by the Buyer or the Group Company within 20 Business Days of the Buyer seeking subsequent or additional instructions in writing from the Seller;

6.6.3	the Seller has not paid an amount in respect of costs and expenses pursuant to paragraph 6.2.1 within 15 Business Days of such costs falling due;

6.6.4	the Seller has not paid the Disputed Tax within 15 Business Days of a written demand; or

6.6.5	the provisions of paragraph 6.5 apply.

6.7
The compliance of the Buyer and/or a Group Company with the provisions of this paragraph 6 shall not be a condition precedent to the liability of the Seller under part 1 of this Schedule or the Tax Warranties.

7	AMOUNT OF PAYMENT, DUE DATE FOR PAYMENT AND INTEREST

7.1	The amount of any liability pursuant to part 1 of this Schedule shall be as follows:

7.1.1	to the extent that the liability involves a liability of a Group Company to make an actual payment or increased payment of or in respect of Tax, the amount of such payment or increased payment;

7.1.2
to the extent that the liability involves a liability of a Group Company to make a payment or increased payment of Tax which would not have arisen but for being satisfied, avoided or reduced by any Buyer’s Relief, the amount of such payment or increased payment of Tax which would otherwise have arisen; and

7.1.3	to the extent that the liability involves a liability under paragraph 2.1.2 or paragraph 2.1.6, the amount of the payment or repayment so made or the amount of the payment lost (as the case may be).

7.2	Any amount which the Seller is obliged to pay to the Buyer under part 1 of this Schedule shall be paid in cleared funds on or before the following dates:

7.2.1	in the case of a Liability for Tax which involves a liability to make an actual payment or increased payment of Tax or an amount in respect thereof the fifth Business Day prior to:

a)
in the case of a Liability for Tax in respect of which there is no provision for payment by instalments, the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties (after taking into account any postponement of the due date for payment of any Taxation which  may be obtained);

b)
in the case of a Liability for Tax in respect of which there is provision for payment by instalments, each date on which an instalment of such Tax becomes payable to a Tax Authority (after taking into account any postponement of the due date for payment of any Taxation which may be obtained) (and so that on each such date an appropriate proportion of the amount claimed shall be paid) such proportion to be notified by the Buyer to the Seller at least five Business Days prior to each such date;

7.2.2
in the case of a Liability for Tax which involves a liability of a Group Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Buyer’s Relief, the fifth Business Day prior to the date or dates referred to in paragraph 7.2.1a) or 7.2.1b) above that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable; and

7.2.3
in any other case (including any costs and expenses or other amounts Incurred pursuant to paragraphs 2.1.7, 5.1 and 6.2.1), the later of the date when payment is due to the person entitled and the fifth  Business Day after service by the Buyer on the Seller of a written demand for payment.

8	DEDUCTIONS AND WITHHOLDINGS

8.1
All sums payable by the Seller under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law, in which event the Seller shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

8.2
If any sum payable by the Seller under this Schedule shall be subject to Tax in the hands of the Buyer, the Seller shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the same amount as it would have been entitled to receive in the absence of such Tax and, in applying this paragraph, no account shall be taken of the extent to which any such Tax may be mitigated or offset by any Buyer’s Relief available to the recipient so that where any such Relief is available the additional amount payable under this paragraph shall be the amount which would have been payable in the absence of such availability.

8.3	Paragraphs 8.1 and 8.2 shall not apply to the extent that the deduction, withholding or Taxation would not have arisen (or would not have been increased) but for:

8.3.1	the Buyer not being tax resident in the United Kingdom or having some connection with a territory outside the United Kingdom; or

8.3.2	an assignment by the Buyer of any of its rights under this Agreement.

8.4
In the event the Buyer becomes entitled to a Relief or tax credit for any amount paid by the Seller under paragraph 8.1 or 8.2 above (tax saving), it shall take reasonable steps to obtain such tax saving and in the event the Buyer receives a tax saving it shall repay to the Seller the amount of such saving less any reasonable costs or expenses properly incurred in obtaining such tax saving within 10 Business Days of obtaining the tax saving.

9	REALLOCATION ELECTIONS

9.1
The Seller agrees to procure that one or more elections are entered into by the Seller or one or more members of the Seller‘s Tax Group under section 792 CTA in order to ensure that the total amount of any liability that would otherwise have accrued to a Group Company under section 780 or 785 CTA as a result of a sale of the shares pursuant to this Agreement is treated as accruing to the Seller or a member of the Seller‘s Tax Group.  The Seller will supply such elections duly signed on Completion and shall provide such assistance as the Buyer may reasonably require in order that the elections are accepted by a Tax Authority.

9.2	No Group Company shall be required to make any payment in respect of any election entered into pursuant to this paragraph.

10	BUYER’S COVENANT

10.1
Subject to paragraph 10.2, the Buyer covenants with the Seller to pay to the Seller  an amount equal to any liability of the Seller or any other person in the same group as, or otherwise associated or connected with, the Seller for the purposes of any Tax  which arises as a result of the Buyer’s failure to procure payment by any Group Company of Taxation payable by it (together with all interest, penalties and reasonable costs and expenses incurred by the Seller or any other person in the same group as, or otherwise associated or connected with, the Seller for the purposes of any Tax  in connection therewith).

10.2
The covenant contained in paragraph 10.1 shall not apply to the extent that the tax in question could give rise to a Covenant Claim or a claim under the Tax Warranties (ignoring for this purpose the provisions of Schedule 5).

10.3	If the Buyer makes a payment pursuant to this paragraph, the Seller agrees:

10.3.1	not to enforce its statutory right of recovery under section 717(2) CTA 2010 in respect of the liability in question; and

10.3.2
to discharge, or procure the discharge of, the tax liability in question promptly (but only to the extent that payment has been made by the Buyer pursuant to this paragraph 10) and to indemnify the Buyer for any liability falling on the Buyer or a Group Company as a result of a failure to do so.

10.4
Paragraph 6, 7 and 8 will apply to the covenant in paragraph 10 as they apply to the covenants contained in paragraph 2, replacing references to the Seller and the Buyer (and vice versa) and making any other necessary modifications.

11	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

11.1
Subject to and in accordance with the provisions of this paragraph the Seller or its duly authorised agents shall, in respect of all accounting periods ending on or before Completion and in respect of the accounting period in which Completion occurs (the “Accounting Periods”), and at its own cost:

11.1.1
prepare, submit, negotiate and agree with the Tax Authorities all outstanding corporation tax returns of the Group Companies including any related claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax (the “Tax Documents”); and

11.1.2	deal with, and seek to resolve, any queries raised by a Tax Authority relating to the Tax Documents.

11.2
Except with the Buyer’s written consent (not to be unreasonably withheld or delayed), the Seller shall not, and shall procure that its duly authorised agents do not, prepare any Tax Document which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) either has been taken into account in preparing the Completion Accounts or could not have any adverse effect on a Liability for Tax of a Group Company.

11.3
The Seller or its duly authorised agents shall deliver all Tax Documents to the Buyer for authorisation, signing and submission to the relevant Tax Authority.  If a time limit applies in relation to any Tax Document (other than a Tax Document referred to in paragraph 11.4 below), the Seller shall ensure that the Buyer receives the Tax Document no later than 20 Business Days before the expiry of the time limit.

11.4
The Seller shall deliver the corporation tax returns and computations (and any associated elections, disclaimers, notices or consents) relating to the period in which Completion occurs to the Buyer 30 Business Days before such Tax Documents are due to be submitted to the relevant Tax Authority.  The Seller shall consider any reasonable amendments the Buyer suggests (which are not inconsistent with the basis on which the Completion Accounts have been prepared) in relation to the Tax Documents referred to in this paragraph 11.4 and any comments agreed to in writing by the Seller (acting reasonably and without unreasonable delay) shall be incorporated into such Tax Documents before such Tax Documents are authorised, signed and submitted to the relevant Tax Authority pursuant to paragraph 11.3.

11.5
If the Seller or its duly authorised agents fails to deliver a Tax Document to which a time limit applies to the Buyer within the period specified in paragraph 11.3 or (in relation to the Tax Documents referred to in paragraph 11.4) the period specified in paragraph 11.4 above:

11.5.1	the Seller shall notify the Buyer of such failure as soon as is practicable; and

11.5.2	the Buyer shall be permitted to arrange for the preparation and submission of the Tax Document (but shall not be liable for any failure to do so).

11.6	The Seller shall or shall procure that:

11.6.1	the Buyer is kept informed of the progress of all matters relating to the Accounting Periods;

11.6.2	the Buyer at the end of each calendar month receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the Accounting Periods;

11.6.3	no Tax Document (or any correspondence concerning the Pre-Completion Accounting Periods) is produced which is, so far as the Seller is aware, not complete, true and accurate in all respects; and

11.6.4	the Buyer and a Group Company is provided with such information and assistance as may be reasonably requested in connection with the accounting period in which Completion occurs .

11.7
The Seller agrees to use reasonable endeavours to agree the Tax Documents as soon as reasonably practicable and deal with all matters for which it is responsible pursuant to this paragraph 11 without unreasonable delay and diligently.

11.8	The Buyer shall procure that:

11.8.1
the Seller and its duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of a Group Company (provided that this shall not extend to such information as is confidential or commercially sensitive to the Buyer’s Tax Group) and such other assistance as it or they may reasonably require to enable the Seller to discharge its obligations under this paragraph; and

11.8.2
the Seller is sent a copy of any communication from any Tax Authority insofar as it relates to the Accounting Periods (provided there shall be no obligation to provide information which is confidential or commercially sensitive to the Buyer’s Tax Group) within a reasonable period.

11.9
Subject to the provisions of this paragraph 11, the Buyer shall procure that a Group Company takes such action (including signing and authorising Tax Documents) as is necessary to enable the Seller to comply with its obligations pursuant to this paragraph 13, provided always that the Buyer shall not be obliged to take any action in relation to any Tax Document that the Buyer considers, acting reasonably, not to be full, true and accurate in all material respects.

11.10	If:

11.10.1
steps are taken or any insolvency proceedings are started on or behalf of or against the Seller for the appointment of a supervisor, administrator, trustee or similar officer of the Seller or in respect of any of the Seller’s assets;

then, without prejudice to any rights or remedies available to the Buyer under part 1 of this Schedule, the Buyer shall be entitled to serve notice on the Seller terminating its authority to deal with the Accounting Periods.

11.11	Where a Claim for Tax to which paragraph 6 applies has arisen, the provisions of paragraph 6 (and not this paragraph 11) shall apply in relation to any matter relating to such Claim for Tax.

12	GROUP RELIEF

12.1
The Seller will surrender (or procure that a member of its group surrenders) to the relevant Group Company (to the extent it is legally able to do so) such Group Relief as is assumed to be surrendered in the Completion Accounts for no consideration.

12.2
The Seller will at its own cost and expense have the right to satisfy, so far as it is legally able to do so, any liability it has pursuant to this Schedule in respect of a corporation tax liability of any Group Company by:

12.2.1	the surrender of any loss or other amount available by way of Group Relief to any Group Company by the Seller or any member of the Seller’s Group pursuant to the provisions of Part 5 CTA 2010;

12.2.2
in a case where such corporation tax liability relates to a taxable gain arising on the disposal of an asset by a Group Company, the entering of the Seller or any member of the Seller’s Group into a joint election with that Group Company under section 171A TCGA; or

12.2.3	the entering of the Seller and/or any member(s) of the Seller’s Group into a joint election with a Group Company under section 792 CTA.

12.3
The Seller will have no further liability under this Schedule in respect of such corporation tax liability referred to in paragraph 12.2 to the extent it is reduced or extinguished by the surrender or election and if such surrender or election is made after payment in respect of the liability in question has been made by the Seller under this Schedule, all appropriate repayments will be made to the Seller by the Buyer provided always that there is no cost or loss to the Buyer in doing so..

12.4
The Buyer will procure that all Group Companies will co-operate with the Seller in relation to any surrender or election under this paragraph 12 by taking all such action as the Seller may reasonably request, including the making of all necessary and reasonable claims, consents and notifications.  The Seller will keep the Buyer fully informed of all matters relating to any such surrender or election.

12.5	No Group Company will be liable to give any consideration in respect of any surrender or election made under this paragraph 12.

12.6	The Buyer will procure that no Group Company:

12.6.1	without the prior written consent of the Seller withdraws any surrender of Group Relief made or elections entered into prior to the date of this Agreement; and;

12.6.2	without the prior written consent of the Seller withdraws or amends any Group Relief claim or surrender or election made pursuant to this paragraph 12.

SCHEDULE 4

PART TWO - TAX WARRANTIES

1	RETURNS, DISPUTES AND COMPLIANCE

1.1
Each Group Company has within relevant time limits correctly made, given and/or submitted all information, notices, returns, elections, particulars, declarations, entries, claims for Reliefs and computations to the relevant Tax Authority for which it is required by law to give or submit and such submissions are true and accurate in all material respects, have been prepared on a proper basis and are not the subject of any question or dispute with any Taxation Authority regarding liability or potential liability of a Group Company to any Tax or regarding the availability of any Relief.

1.2
No Group Company has within the last 4 years been the subject of any non-routine investigation, audit or discovery by any Tax Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and so far as the Seller is aware there are no circumstances which make it likely that a Group Company will, in the foreseeable future, be so subject or will incur any such liability.

1.3
The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which a Group Company has been a party at any time in the four years ending on Completion in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented in accordance with the terms of such clearances.

1.4
No Group Company has any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the terms of relevant legislation or published practice of the relevant Tax Authority.

1.5	No enquiry which has been made into a corporation tax return of a Group Company remains outstanding.

1.6	No Group Company is a qualifying company within the meaning of Schedule 46 FA 2009.

2	DEDUCTIONS AND PAYMENTS OF TAX

2.1
All Tax for which each Group Company is liable in the four year period ending on Completion (insofar as such Tax ought to have been paid) has been paid, each Group Company has duly deducted all amounts from any payments made by it in the four year period ending on Completion from which Tax falls to be deducted at source and has duly paid or accounted for such amounts to the relevant Tax Authority.

2.2	No Group Company is liable to pay corporation tax in instalments.

3	RECORDS

3.1
Each Group Company has maintained and is in possession of all required by law for Tax purposes and all such records remain true, complete and accurate.  In particular each Group Company has sufficient records relating to past events to permit accurate calculation of any Tax liability or Relief which would arise on a disposal or realisation on Completion of each asset owned by each Group Company at the Last Accounts Date or acquired by a Group Company since that date but before Completion.

4	RESIDENCE/OVERSEAS ACTIVITIES

4.1
Each Group Company is and has always been resident in the United Kingdom for the purposes of Tax and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention.

4.2
No Group Company is or has ever carried on any trade or otherwise been liable to Tax other than in the United Kingdom, nor has a Group Company ever acted as the branch, agent, factor or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on or has ever carried on any such trade or business through a Group Company.

5	SECONDARY LIABILITIES

No Group Company is liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.

6	CLOSE COMPANY

No Group Company is or ever has in the four year period ending on Completion been a close investment holding company for the purposes of section 34 CTA 2010 and if a Group Company is or has in the four year period ending on Completion ever been a close company for the purposes of section 439 CTA 2010, none of them have ever made any loan to any participator or associate for the purposes of sections 455, 459 or 460 CTA 2010 or provided any payment or benefit to a participator which has or could be treated as a distribution within the meaning of section 1064 CTA 2010 within that four year period.

7	GROUPS

7.1
Neither the execution nor the completion of this Agreement, will or may give rise to a liability to corporation tax (disregarding any statutory right to make any election or to claim any allowance or relief).

7.2	No Group Company has in the four year period ending on Completion ever been party to any arrangements pursuant to section 59F TMA.

7.3	No Group Company has any outstanding obligation to make, or any entitlement to receive, any payment in respect of Group Relief (other than to another Group Company).

8	VALUE ADDED TAX

8.1
Each Group Company is duly registered in the United Kingdom for the purposes of the legislation relating to VAT and is not registered, nor required to be registered, in any other jurisdiction in respect of VAT or any similar tax.

8.2
The Disclosure Letter contains true and accurate details of all companies which are or have been treated as a member of a group with a Group Company for VAT purposes including details of the representative member of such group and neither section 43(1AA) VATA nor section 43(2A) VATA has applied or could apply in relation to a member of such groups.

8.3	No Group Company has in the four year period ending on Completion:

8.3.1	received a surcharge liability notice under section 59 or 59A VATA or a penalty liability notice under section 64 VATA or been issued with any written warning under section 76(2) VATA; or

8.3.2	been required to make payments on account of VAT pursuant to the Value Added Tax (Payments on Account) Order 1993 or to give security to a Tax Authority in relation to VAT or customs or excise duties.

8.4
The Disclosure Letter contains true and accurate details of each option to tax made by a Group Company (or made by any relevant associate (within the meaning of paragraph 3 of Schedule 10 VATA)) and all such options to tax have been validly made and notified.

8.5	No Group Company has made a real estate election pursuant to paragraph 21 of Schedule 10 VATA.

8.6
The Group Companies have in their possession or control true  and accurate details of the input tax incurred in respect of each capital item owned by a Group Company to which Part XV of the Value Added Tax Regulations 1995 applies (irrespective of whether credit was obtained for all such input tax) and, in respect of each such item, the extent to which it was used in making taxable supplies at the time that the original entitlement to deduction of the input tax was determined for the purposes of Regulation 115.

9	INHERITANCE TAX

No shares in or assets of a Group Company are or may be subject to any charge by virtue of section 237 IHTA, no person has or may have power under section 212 IHTA to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of a Group Company’s assets or shares and no Group Company has made any transfer of value to which Part IV IHTA might apply.

10	LOAN RELATIONSHIPS AND DERIVATIVE CONTRACTS

All debits and credits in respect of a Group Company’s loan relationships or derivative contracts are brought into account by that Group Company as debits or credits for the purposes of Part 5 CTA or Part 7 CTA (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant Group Company.

11	INTANGIBLE FIXED ASSETS

All debits and credits in respect of the a Group Company’s intangible fixed assets are brought into account by that Group Company as debits or credits (as the case may be) for the purposes of Part 8 CTA at the time and to the extent that such debits and credits are recognised in the statutory accounts of that Group Company.

12	STAMP DUTIES

12.1
All documents which establish and are necessary to establish the title of a Group Company to any asset owned at Completion and which are not subject to stamp duty land tax have been properly stamped for stamp duty purposes and there are no such documents located outside the United Kingdom which would attract stamp duty if brought into the United Kingdom.

12.2
No relief from stamp duty or stamp duty land tax previously granted will or may be withdrawn on the sale of the Group Companies pursuant to this Agreement or in respect of a Group Company ceasing to be a member of a group of companies.

12.3	No Group Company has:

12.3.1	made an application to defer any payment of stamp duty land tax which is on-going at Completion;

12.3.2	entered into any land transaction which will give rise to an obligation after Completion to make a return and/or a payment of stamp duty land tax; or

12.3.3	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease.

13	EMPLOYEE TAX

13.1
Each Group Company has in the four year period ending on Completion properly operated the PAYE system and complied with all its obligations in respect of national insurance and has in the four year period ending on Completion complied with all its reporting, accounting and payment obligations to a Tax Authority in connection with payments (including notional payments) and benefits provided for employees or directors (including former employees and directors) of a Group Company or others.

13.2
No employee or director or former employee or director of a Group Company or any other person holds or has within the last three years held any shares or securities or options over or interests in any shares or securities of a Group Company, the Seller or any member or former member of the Seller’s Group.

13.3
There are no trusts or other arrangements in place in each case established or controlled by the Seller or any member of the Seller’s Group under which any employees or former employees of a Group Company or others could obtain a benefit in any form.

13.4
No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of a Group Company by an employee benefit trust or another third party in each case established or controlled by the Seller or any member of the Seller’s Group, falling within the provisions of Part 7A ITEPA.

14	ANTI-AVOIDANCE

14.1	No Group Company has been a party to, or otherwise involved in, any transaction, scheme or arrangement:

14.1.1	containing steps or stages having no commercial purpose; and/or

14.1.2	designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE;

14.2	No Group Company has entered into any notifiable arrangements or schemes for the purposes of Part 7 FA 2004 or Schedule 11A VATA.

14.3
No Group Company has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by that Group Company should be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA does or may apply.

15	OTHER TAXES

15.1	No Group Company is registered or liable to be registered for insurance premium tax.

15.2
No Group Company is required to register as a contractor under the provisions of section 59 FA 2004 and the expenditure incurred by any Group Company on construction, refurbishment and fitting-out works in each of the 3 years ending on the Last Accounts Date is less than £1 million.

SCHEDULE 5

LIMITATIONS ON LIABILITY

1	LIMITATIONS AS TO TIME AND AMOUNT

1.1
The aggregate liability of the Seller in respect of all claims under this Agreement (but excluding any claim by the Buyer under clause 5 (Protection of Goodwill) will not exceed the Consideration.  To avoid doubt, the Buyer’s liability under clause 5 (Protection of Goodwill) shall not be subject to any limitation.

1.2
The Seller will not be liable for a Warranty Claim unless the amount of the liability in respect of such Warranty Claim exceeds £10,000 provided that all Warranty Claims relating to the same facts or circumstances shall be aggregated together to form a single Warranty Claim.

1.3
The Seller shall not be liable for a Warranty Claim unless the aggregate amount of the liability of the Seller for all Warranty Claims (excluding any amounts in respect of a Warranty Claim for which the Seller has no liability because of paragraph 1.2 above) exceeds £150,000 (in which event the Buyer shall be entitled to claim the whole of the amount thereof and not merely the excess).

1.4
The Seller shall not be liable for a Warranty Claim (other than a claim under the Tax Warranties) unless the Seller receives from the Buyer written notice of the Warranty Claim on or before midnight on the second anniversary of the Completion Date which notice shall specify in reasonable detail (to the extent such information is available) the matter which gives rise to the Warranty Claim, the nature of the Warranty Claim and the amount claimed in respect of such Warranty Claim.  Provided the Warranty Claim has not otherwise been satisfied, settled or withdrawn, proceedings in respect of such Warranty Claim must be issued and served on the Seller within a period of nine (9) months starting on the day of notification of the Warranty Claim otherwise the Seller will not be liable in respect of such Warranty Claim.

1.5	The Seller shall not be liable for a Tax Claim unless the Seller receives from the Buyer written notice of the Tax Claim on or before the seventh anniversary of Completion.

2	OTHER LIMITATIONS

2.1	The Seller shall not be liable in respect of a Warranty Claim (excluding a claim under the Tax Warranties) to the extent that:

2.1.1	the loss or damage giving rise to the claim is recovered by the Company under a policy of insurance;

2.1.2	it arises or is increased as a result of the passing of, or a change in any law, rule or regulation after Completion;

2.1.3	specific provision or reserve in respect of the liability was made in the Completion Accounts;

2.1.4
the liability arises or is increased as a result of any voluntary act or omission of the Buyer or the Company after Completion done or suffered outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by the Company before Completion and where the Buyer knew or ought reasonably to have known that such voluntary act or omission would give rise to the liability or increase it.

3	MITIGATION

Nothing in this Schedule 5 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any event giving rise to a Warranty Claim.

4	WARRANTIES AND TAX COVENANT

If the Buyer has both a Covenant Claim and a claim under the Warranties it may make a claim under either or both but any payment made by the Seller under the Tax Covenant shall be taken into account in assessing the Buyer’s loss under the Warranties and any payment made by the Seller under the Warranties shall be taken into account in assessing the Buyer’s claim under the Tax Covenant.

5	RECOVERY FROM THIRD PARTIES

5.1
If the Seller pays the Buyer or any Group Company a sum to settle or discharge a Warranty Claim (excluding a claim under the Tax Warranties) and the Buyer or any Group Company subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party a sum which is referable to the Warranty Claim then:

5.1.1
either the Buyer will (or will procure that the relevant Group Company will) repay the Seller immediately the amount recovered from the third party less any reasonable costs and expenses incurred in recovering the same; or

5.1.2
if the figure resulting under paragraph 5.1.1 above is greater than the amount paid by the Seller to settle or discharge the relevant Warranty Claim, then the Buyer is only obliged to repay to the Seller such amount as is equivalent to the sum paid by the Seller in settlement or discharge of that Warranty Claim.

6	CONDUCT OF WARRANTY CLAIMS

If the Buyer or the relevant Group Company becomes aware that matters have arisen which will or are likely to give rise to a Warranty Claim (excluding a claim under the Tax Warranties), the Buyer will (or will procure that the relevant Group Company will):

6.1	as soon as reasonably practicable, notify the Seller in writing of the potential Warranty Claim and of the matters which will or are likely to give rise to such Warranty Claim;

6.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Warranty Claim without prior consultation with the Seller;

6.3
at all times disclose in writing to the Seller all material information and documents relating to the potential Warranty Claim or the matters which will or are likely to give rise to the potential Warranty Claim;

6.4	if requested by the Seller give the Seller and its professional advisers reasonable access (on reasonable notice and during business hours) to:

a)	the personnel of the Buyer and/or the relevant Group Company in order to interview the personnel; and

b)
any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the relevant Group Company in order to, at the Seller’s own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

6.5
take such action as the Seller may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential Warranty Claim or the matters which will or are likely to give rise to such Warranty Claim and in each case on the basis that the Seller will indemnify the Buyer for all reasonable costs incurred as a result of a request by the Seller,

PROVIDED THAT:

(a)
nothing contained in the preceding provisions of this paragraph 6 shall oblige the Buyer to take any action which (acting reasonably) it considers would have a materially adverse impact upon the business of the Company or any other member of the Buyer’s Group; and

(b)
if the Seller fails to provide any material instructions under paragraph 6.5 in a timely manner (that is within 10 Business Days after being requested by the Buyer in writing to provide the same), the Buyer shall be at liberty to deal with the relevant matter or dispose of the relevant claim as it shall, in its sole discretion, see fit.

7	BUYER’S KNOWLEDGE

The Seller will have no liability in respect of any Warranty Claim to the extent that the circumstances of such claim are within the actual knowledge of the Buyer.  For the purposes of this paragraph 7, actual knowledge of the Buyer is confined to the actual knowledge of the following employees of the Buyer’s Group in relation to the Group:

7.1	Ivan Trevor;

7.2	Paul Tallentire;

7.3	Jed Kenrick;

7.4	Vicki Evans (in relation to the Warranties at paragraph 16 of Schedule 3 (Directors and Employees) only); and

7.5	Philip Joyce (in relation to the Warranties at paragraph 19 of Schedule 3 (Properties) only).

8	FRAUD

None of the limitations contained in this Schedule 5 shall apply to any Warranty Claim or Covenant Claim which (or the delay in discovery of which) is the consequence of fraudulent conduct, wilful concealment or wilful non-disclosure by the Seller or any of its Related Companies or connected persons.

SCHEDULE 6

COMPLETION OBLIGATIONS

1	SELLER’S OBLIGATIONS

At Completion, the Seller shall deliver to the Buyer:

1.1	duly executed transfers of the Shares in favour of the Buyer accompanied by the relevant share certificates (or an express indemnity in the agreed terms in the case of any lost certificate);

1.2
the certificates of incorporation and any certificates of incorporation on change of name, common seals (if any), cheque books (and all unused cheques), statutory books and minute books of each Group Company duly written up to date and share certificate books of each Group Company;

1.3	the Property Documents;

1.4
a release and acknowledgement in the agreed terms duly executed as a deed, releasing each Group Company and their respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to the Seller or any of its Related Companies or connected persons by any Group Company;

1.5
statements confirming the cash balance in each bank account held by the Group as at close of business on the day immediately preceding the Completion Date together with a reconciliation after taking into account:

1.5.1	cheques not presented or paid in; and

1.5.2	payments required by this Agreement;

1.6	appropriate forms to amend the mandates given by each Group Company to its bankers;

1.7	a counterpart Disclosure Letter duly executed by the Seller;

1.8	the Bilston Lease duly executed by the Seller;

1.9	the Transitional Services Agreement duly executed by the Seller;

1.10
written resignations in the agreed terms duly executed as deeds of all the directors and the secretary of each Group Company, other than Patricia Quinn and Andrew Goodland, to take effect at Completion; and

1.11	original certificates of all registered Intellectual Property of the Group.

2	BOARD RESOLUTIONS OF EACH GROUP COMPANY

2.1	On Completion the Seller shall procure the passing of board resolutions of each Group Company in the agreed terms, including:

2.1.1	in the case of the Company, approving the registration of the share transfers referred to in paragraph 1.1 subject only where necessary to their being duly stamped;

2.1.2	appointing Jed Kendrick and Paul Tallentire as directors and accepting the resignations referred to in paragraph 1.10 so as to take immediate effect at the close of the meeting;

2.1.3	in the case of the Company, approving the Bilston Lease and the Transitional Services Agreement;

2.1.4	amending all existing authorities to bankers in respect of the operation of its bank accounts in the manner agreed between the Seller and the Buyer,

and shall hand to the Buyer duly certified copies of such resolutions.

3	BUYER'S OBLIGATIONS

3.1	Subject to the Seller complying with its obligations under paragraphs 1 to 2 (inclusive) the Buyer shall at Completion:

3.1.1	make the payment referred to in clause 2.3;

3.1.2	deliver to the Seller:

a)	a counterpart of the Disclosure Letter duly signed by the Buyer;

b)	a counterpart of the Bilston Lease duly executed by the Buyer;

c)	a counterpart of the Transitional Services Agreement duly signed by the Buyer;

d)
a copy extract of the minutes of the meeting of the board of directors of the Buyer resolving that the Buyer should enter into this Agreement and each other document to be signed by it at Completion and authorising the execution of each of those documents by each person signing on behalf of the Buyer.

3.2
The Buyer shall procure that, on the next Business Day after the Completion Date, the name of the Company is changed to Primaflow Limited and the name of Primaflow Limited is changed to Primaflow (Birmingham) Limited.

3.3
The Seller shall (at its own cost) use all reasonable endeavours to procure that the registrations at the applicable registries of the intellectual property assigned to the Company pursuant to the Assignment of Registered Trade Marks and Registered Trade Mark Applications dated 17 November 2014 between (1) Mueller Industries Inc and (2) the Company are effected as soon as reasonably practicable following Completion (and in any event within 12 months following Completion or such longer period as agreed in writing) and shall deliver the relevant registration certificates to the Buyer and the Buyer hereby agrees to procure the provision by the Group of such reasonable assistance as the Seller may require in order to effect such registrations.

3.4	The Seller shall use reasonable endeavours to procure that within 5 Business Days following Completion, Andrew Goodland shall transfer to the Buyer the domain name ‘muellerprimaflow.co.uk’.

3.5
The parties acknowledge that, notwithstanding the payment of £989,246.60 on 20 November 2014 from the Company to the Seller in respect of a trade payable, such payment being made earlier than would otherwise in the ordinary course of business of the Company be paid to the Seller, there is no deemed variation of the payment terms between the Company and the Seller in relation to the timing of such payments, which terms shall be substantially identical to the terms in relation to timing of payment as between the Company and the Seller during the 12-month period preceding Completion.

SCHEDULE 7

COMPLETION ACCOUNTS

1	DEFINITIONS AND INTERPRETATION

In this Schedule 7:

1.1
Words and expressions defined in clause 1 of this Agreement shall have the same meaning except where otherwise provided or unless there is something in the context or subject matter which is inconsistent with them:

1.2	the following words and expressions shall have the following meanings:

“Actual Net Cash”	the Cash less Debt as at Completion as shown in the Completion Accounts;
“Actual Working Capital”	the Working Capital of the Group as at Completion as shown by the Completion Accounts;
“Cash”
the aggregate amount of:

(a) cleared cash at bank and cash in hand held by or on behalf of the Group which for these purposes shall include:

(i) unpresented cheques received by a Group Company; and

(ii) cheques or other remittances received by a Group Company where the amount has not been cleared for immediate use by such Group Company,

provided that such cheques and otherremittances are subsequently cleared foruse by such Group Company;
less

(b) all cheques or other remittances issued by a Group Company which have not been presented and/or cleared;

“Current Assets”
the following assets of the Group:

a) stock excluding refrigeration stock to the value of £200,000;

b) trade debtors;

c) accounts receivable;

d) any prepayments by the Group; and

e) supplier rebates and discounts,

but excluding, for the avoidance of doubt, all items classified as Cash and the fixed assets of the Group;

“Current Liabilities”
the following liabilities of the Group:

a) trade creditors;

b) unfunded pension liabilities;

c) accrued salaries and bonuses;

d) holiday pay liabilities;

e) customer overpayments and rebates and discounts;

f) customer prepayments;

g) accruals;

h) deferred income;

i) dilapidations relating to the Properties;

j) accrued but unpaid VAT and PAYE; and

k) any other liabilities which would be categorised as a current liability under UK GAAP,

but excluding, for the avoidance of doubt, all items classified as Debt;

“Debt”
the aggregate amount (expressed as a positive number) of:

(a) the Inter-Company Debt and all loans (whether from any Seller or Relevant Company or its connected persons or any other person) and bank overdrafts;

(b) liabilities under acceptances of trade bills and acceptance credits (other than acceptances of trade bills in respect of purchases in the ordinary course of business);

(c) liabilities under any loan note or loan stock, bond, bank facility or agreement and related debenture or other similar instrument or security;

(d)  amounts raised by other transactions having the commercial effect of borrowing including under any invoice discounting or factoring arrangements;

(e) liabilities under finance or equivalent leases, hire purchase agreements, lease purchase agreements and conditional sale agreements but excluding for the avoidance of doubt operating leases and leases in respect of the Properties;

(f) liabilities under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g) consideration outstanding and payable by any Group Company in respect of any transaction or contract outside of the ordinary course of business including (but not limited to) any transactions or contracts relating to capital commitments of the Group;

(h) any actual liability under:

a. any guarantee of, or indemnity against financial loss in respect of, the obligation of another person; or

b. any counter-indemnity given to a third party in relation to any letter of credit, bond or guarantee given by such third party in relation to the obligations and/or liability of any Group Company;

(i) accrued interest, charges, fees and costs relating to any of the above items (including those relating to early repayment, discharge or termination);

(j) any actual and accrued corporation tax liabilities of the Group  (excluding any deferred tax), whether or not the same have fallen due for payment, calculated on the basis set out in paragraph 3.2;

(k) any expenses payable by the Group in connection with the Agreement or the transactions contemplated by it; and

(l) all other borrowings or indebtedness in the nature of borrowings or any other debt or liability analogous to any of the above items;

“Estimated Net Cash”
the sum of £1,094,000 which, to avoid doubt, takes account of the payment of the Pre-Completion Dividend and also takes into account the early payment of a trading payable by the Company to the Seller on 20 November 2014 in the amount of £989,246.60;

“Estimated Working Capital”	the sum of £9,775,000 which, to avoid doubt, takes account of the early payment of a trading payable by the Company to the Seller on 20 November 2014 in the amount of £989,246.60;
“Pre-Completion Dividend”	the dividend of £1,000,000 declared and paid by the Company on 11 November 2014;
“Target Working Capital”	the sum of £10,350,000;
“Working Capital”	the amount by which the aggregate of the Current Assets exceeds the aggregate of the Current Liabilities.
2	PREPARATION AND AGREEMENT OF COMPLETION ACCOUNTS

2.1
The Buyer shall procure that the Company shall, in accordance with paragraph 3 of this Schedule 7 prepare draft Completion Accounts, and deliver a copy of them to the Seller within 40 Business Days after Completion.

2.2
The Seller may review the draft Completion Accounts in order to satisfy itself that they have been prepared in accordance with the provisions of paragraph 3 of this Schedule 7.  Unless within 20 Business Days of receipt of the draft Completion Accounts by the Seller (excluding the day of receipt) the Seller notifies the Buyer in writing, giving reasonable particulars and reasons, of any respect in which it is not satisfied that the details of the draft Completion Accounts are correct, then the contents of the draft Completion Accounts shall be final and binding as between the Buyer and the Seller.

2.3
If the Seller does so notify the Buyer that it is not satisfied, the parties shall, within the period expiring 20 Business Days after receipt of the written notice by the Buyer (excluding the day of receipt), endeavour to resolve the matter and if the matter is not so resolved it shall be resolved by an accountant (the “Independent Accountant”) in accordance with the provisions of paragraphs 2.7 and 2.8 of this Schedule 7.

2.4
The Buyer and the Seller shall and shall procure that the Group shall provide the Seller and the Buyer and their respective professional advisers with all relevant papers and all information and explanations as are reasonably required for the proper preparation and agreement of the Completion Accounts.

2.5	The Seller and the Buyer shall each pay their own costs and expenses in connection with the preparation and agreement of the Completion Accounts.

2.6
The Independent Accountant shall be a firm of chartered accountants agreed on by the Seller and the Buyer or, if they cannot agree on such appointment within 5 Business Days of either party giving notice in writing to the other that it requires an Independent Accountant to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

2.7	If any disagreement or dispute over the Completion Accounts is referred to the Independent Accountant:

2.7.1
the parties will each use their respective reasonable endeavours to co-operate with the Independent Accountant in resolving such disagreement or dispute and for that purpose will provide to them such information and documentation as they may reasonably require;

2.7.2	the Independent Accountant shall have the right to seek such professional assistance and advice as they may require;

2.7.3
the fees of the Independent Accountant and other professional fees incurred by them shall be paid 50% by the Seller and 50% by the Buyer save where the Independent Accountant directs otherwise in writing; and

2.7.4	the Independent Accountant will be requested by both parties to make a decision within 30 days of the referral.

2.8	The Independent Accountant shall act as expert and not as arbitrator and their decision shall be final and binding on the parties.

2.9
The draft Completion Accounts shall be determined as final and binding either pursuant to paragraph 2.2 of this Schedule 7 or as a result of agreement between the Seller and the Buyer or as a result of the decision of the Independent Accountant pursuant to paragraph 2.7.4 of this Schedule 7.

3	BASIS OF PREPARATION

3.1
The Completion Accounts shall comprise a profit and loss account and balance sheet of each Group Company and a consolidated profit and loss account and balance sheet of the Group and shall be prepared:

3.1.1	in accordance with the specific accounting policies set out in paragraph 3.2 below;

3.1.2	in accordance with generally accepted accounting principles, policies and practices in the United Kingdom (“UK GAAP”); and

3.1.3	(to the extent not inconsistent with UK GAAP) on a basis consistent with the accounting principles, policies, bases and practices used in the preparation of the Accounts; and

in the event of conflict between the provisions of this paragraph 3.1, paragraph 3.1.1 shall prevail over paragraphs 3.1.2 and 3.1.3 and paragraph 3.1.2 shall prevail over paragraph 3.1.3.

3.2	The following policies will be applied and/or actions taken in the preparation of the Completion Accounts:

Stock

3.2.1
following Completion, a stock take of the Group shall be undertaken at the following Properties upon the following dates, each such stock take to be attended by at least one representative of the Seller and one representative of the Buyer:

a)	Bridgwater: 29th/30th December;

b)	Stockton: 19th/20th December;

c)	Cardiff: 19th/20th December;

d)	Blackburn: 19th/20th December;

e)	Wokingham: 29th/30th December;

f)	Bangor: 19th/20th December;

g)	Glasgow: 29th/30th December;

h)	Stargate: 28,29th and 30th November; and

i)	Bilston: 13th December.

3.2.2	immediately following the completion of all of the physical stock takes referenced in paragraph 3.2.1 above:

a)
the results of such physical stock takes shall be compared against the stock as shown in the books of account of the Group for the corresponding location as at the date of the relevant stock take and both the stock as shown in such books of account and the physical stock as evidenced by the physical stock takes shall be valued as set out in paragraph 3.1 and on the basis that any clearly or evidently damaged stock will be valued at NIL or, if appropriate, a realistic net realisable value taking into account the damage in question;

b)
any difference between the value of the physical stock as evidenced by the physical stock takes and the value of the stock shown in the books of account of the Group at the date of the relevant stock take shall be deemed to be the same difference between the value of the physical stock of the Group at Completion (had a stock take been carried out at Completion) when compared to the value of the stock as shown in the books of account of the Group at Completion;

3.2.3
from Completion until the completion of all of the physical stock takes referenced at paragraph 3.2.1 above the Buyer shall run the business of the Group in the ordinary course and in particular shall procure that stock shall only be acquired and sold in the ordinary course of business; and

Tax

3.2.4	the Completion Accounts shall make full provision for Tax;

3.2.5	any provision for corporation tax shall be calculated:

a)	after deducting an amount equal to any payment on account of any Group Company’s liability to corporation tax for the year ended 31 December 2014 or for any prior period made before Completion; and

b)
(to the extent there is a liability to corporation tax after the application of paragraph 3.2.5 (a)) after taking into account Group Relief which the Seller (or any company in the Seller’s Group) is legally able to surrender to the relevant Group Company;

3.2.6	no account shall be taken of any Reliefs other than those referred to in paragraph 3.2.5 above in calculating the provision for Tax.

4	ADJUSTMENT OF THE CONSIDERATION

4.1	If the amount of the Actual Working Capital:

4.1.1	is less than the Estimated Working Capital then the Initial Consideration shall be reduced by £1 for every £1 by which the Actual Working Capital falls short of the Estimated Working Capital; or

4.1.2
exceeds the Estimated Working Capital then (subject to paragraph 4.3) the Initial Consideration shall be increased by £1 for every £1 by which the Actual Working Capital exceeds the Estimated Working Capital, and the Seller shall satisfy payment of the amount of such reduction (if any) and the Buyer shall satisfy payment of the amount of such increase (if any) in accordance with paragraph 4.5 of this Schedule 7.

4.2	If the amount of the Actual Net Cash as shown by the final and binding Completion Accounts:

4.2.1	is less than the Estimated Net Cash then the Initial Consideration shall be reduced by £1 for every £1 by which the Actual Net Cash falls short of the Estimated Net Cash; or

4.2.2	exceeds the Estimated Net Cash then (subject to paragraph 4.3) the Initial Consideration shall be increased by £1 for every £1 by which the Actual Net Cash exceeds the Estimated Net Cash,

and the Seller shall satisfy payment of the amount of such reduction (if any) and the Buyer shall satisfy payment of the amount of such increase (if any) in accordance with paragraph 4.5 of this Schedule 7.

4.3	In no circumstances shall the aggregate Consideration payable by the Buyer under this Agreement exceed seventeen million, and nineteen thousand pounds (£17,019,000).

4.4
Any sums to be paid by the Buyer or the Seller (as the case may be) under paragraphs 4.1 and 4.2 of this Schedule 7 shall be aggregated and set-off against each other and the total net amount owing by the Buyer or the Seller (as the case may be) shall be paid in accordance with paragraph 4.5  of this Schedule 7.

4.5
Any amounts to be paid under paragraph 4.1 or 4.2 of this Schedule 7 shall be paid to the Buyer or the Seller within 14 days after the date on which the Completion Accounts shall become final and binding.

Signed as a deed by MUELLER EUROPE LIMITED acting by a director in the presence of: Signature of witness Name (in BLOCK CAPITALS) Address Occupation	) ) )	………………………………………………….. Director …………………………………………………… …………………………………………………… …………………………………………………… …………………………………………………… …………………………………………………… ……………………………………………………

Signed as a deed by TRAVIS PERKINS PLC acting by its duly authorised attorney in the presence of: Signature of witness Name (in BLOCK CAPITALS) Address Occupation	) ) )	………………………………………………….. Ivan Trevor as attorney …………………………………………………… …………………………………………………… …………………………………………………… …………………………………………………… …………………………………………………… ……………………………………………………